UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing party:

	4)	Date filed:

Dear Fellow Shareholders,

Winnebago Industries’ performance during fiscal 2022 underscores the success of our ongoing evolution, diligent execution of our consistent strategy, and strong market position. Fiscal 2022 marked a year of record sales, profitability and market share. This included a major milestone for Grand Design, our largest brand, which reached a new market share summit during fiscal 2022. During the year, we also continued to grow our emerging marine portfolio through the successful integration of Barletta, one of the fastest growing brands in the booming pontoon category.
Our robust performance continues to create opportunities for strategic investments in our business and further position our Company to deliver enhanced value for our customers and shareholders. One of these opportunities lies in developing an intimate knowledge of our customer base and leveraging proprietary insights to inform a robust pipeline of new innovation and capitalize on consumers’ evolving tastes. Our manufacturing investments include strategic expansion and improvement projects underway at Barletta, Chris-Craft and Newmar, which will enable us to better meet future demand, while creating operational resiliency and efficiency amid ongoing supply chain constraints and inflation.
Our premium portfolio of outdoor lifestyle brands and products, which we have transformed with a focus on the golden threads of quality, innovation and service, continues to resonate with increasingly diverse and passionate consumers. We demonstrated our commitment to developing advanced technology and disruptive innovation with the unveiling of the Winnebago-branded e-RV, the industry’s first all-electric zero emission motorhome concept, and celebrated our legacy of operational excellence and enduring quality when, on March 15, 2022, Winnebago became the first industry brand to reach production of its 500,000th motorhome.
Corporate responsibility remains central to our efforts to building a better, more sustainable future and our mission to “Be great, outdoors.” Fiscal 2022 marked continued progress instilling impactful environmental, social and governance practices across our organization. It also marked a year of record giving through the Winnebago Foundation, having donated more than
$2 million to our community partners. Through ongoing and new partnerships with the National Park Foundation, Camber Outdoors, and the Make-A-Wish Foundation, we partner to expand outdoor equity and provide increased access to children and historically underserved groups. Finally in fiscal 2022, we introduced All-In-Outdoors, a new platform that brings to life our approach to Inclusion, Diversity, Equity and Action in the workplace, in the communities in which we operate and with our industry partners.
On behalf of the Board of Directors, we would like to thank director Bob Chiusano, who is not standing for re-election upon expiration of his current term, for his service and support to Winnebago Industries. His business and governance experience has greatly contributed to our company during his fourteen years of service on our Board. We will miss his quality of character and commitment to our vision. We were also saddened by the loss this past July of fellow director Maria Blase in July, and recognize the intellect, passion and insight she brought to the Board during her service.
The following proxy statement contains several items to be voted on at our upcoming annual meeting of shareholders, which will be conducted virtually on December 13, 2022. We value your input on these matters and recommend that you vote for these items as described in this proxy statement.
Thank you for your investment in our business. We appreciate your continued support and confidence in Winnebago Industries’ ability to deliver value to our shareholders and enable families to enjoy the outdoors.

David W. Miles,
Chairman

Michael J. Happe,
President and Chief Executive Officer
Proxy Statement for 2022 Annual Meeting 1

Notice of Annual Meeting of Shareholders to be held December 13, 2022
Time and Date: Tuesday, December 13, 2022 4:00 p.m. Central Standard Time	Place: The annual meeting will be held virtually. www.virtualshareholdermeeting.com/WGO2022	Record Date: October 18, 2022
Winnebago Industries, Inc. (Winnebago Industries or the Company) will hold its 2022 annual meeting of shareholders (Annual Meeting) on Tuesday, December 13, 2022 at 4:00 p.m. Central Standard Time. The Annual Meeting will be completely virtual. The proxy materials were either made available to you over the Internet or mailed to you on or about October 31, 2022. At the Annual Meeting, shareholders will be asked to:
1.	Elect three Class II directors to hold office for a three-year term
2.	Approve, on an advisory basis, the compensation of our executive officers
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accountant for fiscal 2023
Only shareholders of record at the close of business on October 18, 2022 may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors

Stacy L. Bogart
Senior Vice President, General Counsel, Secretary and Corporate Responsibility
Eden Prairie, MN
October 31, 2022
Review the Proxy Statement and Vote in One of Four Ways
During the Virtual Meeting:
Attend the live webcast meeting at 4:00 p.m. CST on December 13, 2022 by visiting virtualshareholdermeeting.
com/WGO2022 and voting during the meeting.
By Phone:
Call 1-800-690-6903 to vote by telephone.
By Internet:
Visit www.proxyvote.com and follow the instructions to vote by internet.
By Mail:
Complete and sign your proxy card and return it in the enclosed postage pre-paid envelope. If you received a Notice of Internet Availability, your notice provides instructions for requesting a proxy card.

Your Vote Is Important
Whether or not you expect to attend the Annual Meeting, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

Proxy Statement for 2022 Annual Meeting 2

Proxy Statement for 2022 Annual Meeting

Proxy Statement Summary
Time and Date: Tuesday, December 13, 2022 4:00 p.m. Central Standard Time	Place: www.virtualshareholdermeeting.com/ WGO2022	Proxy Mailing Date: December 13, 2022	Record Date: October 18, 2022
Voting Roadmap
Proposals		Vote Required	Voting Options	Board Recommend -ation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention	Page Reference
1.	Election of three Class II directors to hold office for a three-year term	Plurality of the votes cast(3)	FOR WITHHOLD	FOR	No	None	19
2.	Advisory approval of executive compensation	Majority of the votes cast(4)	FOR AGAINST ABSTAIN	FOR	No	None	31
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending August 26, 2023	Majority of the shares present(5)	FOR AGAINST ABSTAIN	FOR	Yes	Against	65
(1)	If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations.
(2)
If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you. A broker non-vote will have no effect on the outcome of the voting on any of the proposals.

(3)
Our Board of Directors has adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, in any uncontested election of directors of the Company, if any nominee receives less than a majority of the votes cast for the nominee, that nominee will still be elected, but must tender his or her resignation to the Board for consideration at the next regularly scheduled meeting of the Board. The Board will only not accept the tendered resignation for, in its judgment, a compelling reason.

(4)
The vote of shareholders on this proposal is not binding, but rather is advisory in nature; however, the Board intends to carefully consider the result of the vote on this proposal. The Board will consider shareholders to have approved our executive compensation if more shares are voted “FOR” than “AGAINST” this proposal.

(5)
Assuming that the number of shares voted in favor of this proposal constitute more than 25% of the outstanding shares of our common stock, this proposal will be approved if a majority of the shares present in person (i.e., virtually) or by proxy and entitled to vote on this proposal vote “FOR” this proposal.

Proxy Statement for 2022 Annual Meeting 4

Director Nominees and Continuing Directors
Name	Age	Director since	Current or most recent company	Title	Independent
Sara E. Armbruster	51	2019	Steelcase Inc.	President and Chief Executive Officer	Yes
Christopher J. Braun	62	2015	Teton Buildings, LLC	Former Chief Executive Officer	Yes
Kevin E. Bryant	47	2021	Evergy	Executive Vice President and Chief Operating Officer	Yes
William C. Fisher	68	2015	Polaris, Inc.	Former Chief Information Officer	Yes
Michael J. Happe	51	2016	Winnebago Industries, Inc.	President and Chief Executive Officer	No
David W. Miles (Chair)	65	2015	ManchesterStory Group	Co-Founder and Managing Principal	Yes
Richard D. Moss	64	2017	Hanesbrands, Inc.	Former Chief Financial Officer	Yes
John M. Murabito	63	2017	Cigna Corporation	Former Executive Vice President and Chief Administrative Officer	Yes
Jacqueline D. Woods	60	2021	Teradata	Chief Marketing Officer	Yes
Proxy Statement for 2022 Annual Meeting 5

Fiscal 2022 Performance Highlights
The strength of our portfolio of premium brands – Winnebago, Grand Design, Chris-Craft, Newmar, and Barletta – and the talent of our 7,400+ employees helped drive Winnebago Industries to reach a record $5.0 billion in annual revenue in fiscal 2022. Our strong growth in fiscal 2022 resulted in revenues growing 37% over fiscal 2021 and more than two times since 2018. In addition, because of the enhanced appeal of our product offerings and our commitment to quality, innovation and service, our RV market share has grown from 8.7% in fiscal 2018 to 12.7% at the end of fiscal 2022.
As we continue to grow, we remain committed to strong financial management. Maintaining a highly variable cost structure and a holistic capital allocation philosophy has allowed us to invest in our businesses, optimize our capital structure, and return cash to shareholders. Operating cash flow has grown four-fold since 2018 to $401 million during fiscal 2022. This significant increase in operating cash flow has enabled us to maintain an appropriate level of liquidity and return $233 million to our shareholders in fiscal 2022.

5 Year Performance History

Proxy Statement for 2022 Annual Meeting 6

Corporate Responsibility
Corporate Responsibility is integrated with our enterprise strategy and our commitment to Be Great, Outdoors. An important part of how we live our purpose, corporate responsibility plans for sustainable, profitable business for the long term. We provide collaborative, enterprise leadership across environmental, social and governance pillars to build reputation, engage stakeholders and grow inclusive culture.
In 2021, we released our third annual corporate responsibility report, highlighting the environmental, social and governance (ESG) issues that impact our world and most directly affect the long-term sustainability of our business. Our fourth annual report will be available in December 2022.
Environment
As an outdoor lifestyle company, we care deeply about our world. The long-term sustainability of our business is linked to the environment. Winnebago Industries is committed to doing our part to ensure that the outdoor destinations we love are accessible for generations.
From product innovation to operational efficiencies, we have implemented leading practices throughout our history. As we continue to grow and transform, we leverage data to establish meaningful sustainability goals and metrics while staying focused on managing energy and greenhouse gas (GHG) emissions, minimizing waste, reducing reliance on fresh water, and product sustainability. In January 2022, we revealed an all-electric concept motorhome, demonstrating our commitment to innovation and sustainability with product electrification.
Social
Enabling extraordinary outdoor experiences for our customers begins with our team, our culture, and our communities. We seek talented people with diverse backgrounds and perspectives who work together to deliver results.
At Winnebago Industries, we embrace the ideals of inclusion, diversity, equity, and action (IDEA). We believe in the value of building a company and community where every person feels welcome, is treated fairly, and has an equal opportunity to succeed while bringing their authentic self to work. “All In, Outdoors” is a deliberate approach to how we act and treat each other at Winnebago Industries, and a roadmap for creating a better sense of belonging in our workplace, our communities and the outdoors. We advance our strategy by listening and learning, including by establishing an IDEA Speaker series, where subject matter experts provide inspiration, tools, and resources to create an inclusive culture.
In April 2022, we partnered with Make-A-Wish and RV Retailer to provide outdoor adventures to wishers across the country. The partnership and inaugural program will fulfill wishes and enhance experiences for children with critical illnesses.
Governance
Our Board of Directors oversees our ESG performance, and our cross-functional Corporate Responsibility Advisory Team informs ESG strategy and implementation throughout the Company. We live by our Code of Conduct, which is foundational to our efforts to be the trusted leader in outdoor lifestyle solutions by conducting our business with the utmost integrity. We expect our employees to share this commitment and require that all employees complete training on our Code of Conduct on a regular basis.
Follow our corporate responsibility journey at www.winnebago.com/responsibility
Proxy Statement for 2022 Annual Meeting 7

Corporate Governance Highlights
We are committed to a strong corporate governance structure that promotes long-term value for our shareholders. Our Board of Directors (Board) believes that having a mix of directors with complementary qualifications, experience and expertise strengthens its oversight ability, provides diverse perspectives, and represents the best interests of our shareholders. The following graphs reflect our Board membership following the Annual Meeting.

(1)	Our racially or ethnically diverse directors are Mr. Bryant and Ms. Woods, both of whom identify as African American/Black.
Corporate Governance Practices
Independent leadership	■ 8 of 9 directors are independent (all except the Chief Executive Officer)
■ Independent non-employee chairman
■ All Board committee members are independent
■ Executive sessions of independent directors before and/or after each regular Board meeting
Board refreshment	■ Mix of tenure and diversity of directors
■ Age limit for directors (72)
■ Annual Board and committee self-evaluations
Other strong governance practices	■ Single class of outstanding shares with equal voting rights
■ Code of Conduct applicable to all directors, officers and employees
■ Non-employee director and executive stock ownership guidelines
■ All employees and Board members prohibited from hedging and pledging Company stock
■ Routine engagement with shareholders
■ Excellent meeting attendance
Proxy Statement for 2022 Annual Meeting 8

Corporate Governance
Board Leadership Structure
Our bylaws and corporate governance policy delegate to the Board the right to exercise its discretion to either separate or combine the offices of Board Chair and Chief Executive Officer (CEO). This decision is based upon the Board’s determination of what is in the best interests of the Company and our shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, the skills and experience of the individual(s) filling those positions, and other relevant factors.
The Board, as part of its continuing obligation to determine the appropriate role for the Chair, has concluded that at this time the Company should have an independent Chair. The Board concluded that this structure provides us with a strong governance and leadership structure that is designed to exercise independent oversight of members of our management team and key issues related to strategy and risk. Mr. David W. Miles, an independent director, has served as Chair since June 2019.
The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. We are committed to reviewing this determination on an annual basis.
Skills and Experiences
The following chart shows the specific experiences and skills the Board currently believes are important for our directors to collectively possess for effective governance of Winnebago Industries. The matrix also provides a high level summary of the important experiences and skills of each of our directors. We seek to achieve a balance of knowledge, experience and perspective on the Board to contribute to the sound governance of Winnebago Industries.

Directors		Sara E. Armbruster	Christopher J. Bruan	Kevin E. Bryant	Robert M. Chiusano	William C. Fisher	Michael J. Happe (CEO)	David W. Miles (Chair)	Richard D. Moss	John M. Murabito	Jacqueline D. Woods
Executive Leadership Experience	Public/Private Company CEO	■					■	■			
	Financial Expert			■					■		
	Global Experience	■	■			■	■			■	■
Sector/ Functional Expertise	Technology Leader/Data & Analytics					■		■			■
	Mobility Ecosystem					■					
	Marketing/Sales/Branding						■				■
	Strategic Transformation	■		■	■		■	■	■	■	
	Operations Optimization		■	■	■	■			■		
	Human Capital Mgmt/ Compensation/DE&I									■	
	Channel Development		■		■	■	■				
	Public Affairs/ Stakeholder Mgmt							■

Proxy Statement for 2022 Annual Meeting 11

Executive Leadership
Experience Criteria: Definitions
Area of Expertise	Description
Public/Private Company CEO
■  Current or recently retired Chief Executive Officer of an organization of a comparable scale and complexity to Winnebago and, ideally a public company; prefer an organization with a strong manufacturing base and an individual with expertise growing a business organically and inorganically (specifically via M&A activity).

Financial Expert	■ Audit committee financial expert according to SEC.

■  Brings strong financial acumen through experience in senior financial leadership role (e.g., CFO, audit, treasurer, accounting) or other significant and broad financial expertise in audit, financial planning, forecasting, and investing. Preference for CFO experience within public company or experience as an audit partner in an accounting firm.

Global Experience
■  Experience successfully leading a global business or significant regional division as a P&L or functional C-Suite executive or as a leader in the management of a global supply chain; understanding the challenges of entering new markets, developing new customer relationships, and navigating the complexities of local and regional geopolitical and cultural sensitivities, as well as a diverse employee base.

Technology Leader/ Data & Analytics
■  Executive who has built/scaled business-to-consumer or business-to-business-to-consumer businesses focused on disruption or technology-driven change leveraging innovative digital technologies and data analytics with a focus on customer experience and connectivity solutions for products and services.

Mobility Ecosystem
■  Business or technology leader who has current insights into developments within the on and off-highway transportation and/or mobility ecosystem. Brings view on broader technology applications within the markets served by Winnebago. Has vision on technology-driven advancements in EV powertrain, vehicle architecture, infotainment, connectivity, and customer services in those relevant markets.

Marketing/Sales/ Branding
■  Expertise creating, evolving or maintaining a portfolio of brands across a variety of consumer-centric channels, in a data and digital focused manner. Building complementary brands around a core group of truly iconic brands.

■ Seasoned leader in customer or user experience, with current view on consumer trends, behaviors, and marketing/sales strategies within B2B and/or B2C environment.
Strategic Transformation
■  Significant executive experience creating and driving an enterprise-wide strategic transformation at scale. Has navigated industry disruption and has experience guiding a business through organic and inorganic growth. Experience with the development of a strategic acquisition pipeline and business integration.

Operations Optimization
■  A successful track record of operations optimization and/or improvement achieving results such as simplification or diversification of product offerings, capacity expansion, or cost reduction or continuous improvement.

■ Well versed in continuous improvement and operational automation and technology that includes factory operations as well as broader supply chain and purchasing.
Human Capital Mgmt/ Compensation/DE&I	■ Deep expertise recruiting, developing and retaining a diverse workforce with a strong diversity, equity & inclusion track record as well as evidence driving a high-performing culture.

■  Demonstrated track record across a range of strategic human capital topics, including (non-exhaustive): compensation programs, change management initiatives, succession planning, executive development and employee engagement models.

Channel Development
■  Experience working with independent dealers and/or complex go-to-market models. Leadership in a business characterized by significant aftermarket parts and services contribution. Experience with omnichannel market and channel development/conflict.

Public Affairs/Stakeholder Mgmt
■  Experience managing relationships with company stakeholders and external communications. Appreciation for the expectations of the investor base (for example on topics such as ESG and Sustainability) and is broadly networked across relevant stakeholder groups, including the government, industry associations and the Investor/venture capital/private equity community (as relevant).

Proxy Statement for 2022 Annual Meeting 12

Board and Shareholder Meeting Attendance
During fiscal 2022, the Board met six times. Each director who served on the Board during fiscal 2022 attended at least 75% of the meetings of the Board and the committees on which he or she served that were held during his or her tenure on the Board or relevant committee. It is the Board’s policy that directors are encouraged, but are not required, to attend the annual meeting. All of our then-serving directors attended the 2021 annual meeting. During the year, our independent directors held executive sessions without the CEO or other management as a routinely scheduled agenda item for every regular Board meeting.
Board Committees
The Board has established the Audit, Human Resources, Nominating and Governance, and Finance Committees to assist it in discharging its responsibilities. Each committee operates under a written charter, each of which is available in the “Investors” section of our website at www.winnebagoind.com. The current membership of each committee and its primary responsibilities, as well as the number of meetings held by each of these committees during fiscal 2022, are described below.
Committees of the Board
	Audit	Human Resources	Nominating and Governance	Finance
Sara E. Armbruster
Christopher J. Braun
Kevin E. Bryant*				C
Robert M. Chiusano
William C. Fisher			C
Michael J. Happe
David W. Miles (Chair)
Richard D. Moss*	C
John M. Murabito		C
Jacqueline D. Woods
C	Chair
✔	Member
*	Designated as an “audit committee financial expert” as that term has been defined by the Securities and Exchange Commission (SEC).
Proxy Statement for 2022 Annual Meeting 13

Audit Committee[1] Members Richard D. Moss (Chair) Christopher J. Braun Kevin E. Bryant William C. Fisher Number of meetings during fiscal 2022: 6
Each year, the Audit Committee appoints the independent registered public accountant to examine our financial statements. It reviews with representatives of the independent registered public accountant the auditing arrangements and scope of the independent registered public accountant’s examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountant regarding internal controls. Others in regular attendance for part of the committee meeting typically include: the Board Chair; the CEO; the Chief Financial Officer (CFO); the Senior Vice President, General Counsel, Secretary and Corporate Responsibility; and the Corporate Controller.

The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The committee is also prepared to meet privately at any time at the request of the independent registered public accountant or members of our management to review any special situation arising on any of the above subjects.

Nominating and Governance Committee Members William C. Fisher (Chair) Christopher J. Braun Robert M. Chiusano John M. Murabito Jacqueline D. Woods Number of meetings during fiscal 2022: 5
The Nominating and Governance Committee is primarily responsible for: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties are able to communicate with members of the Board; (4) developing and recommending to the Board a corporate governance policy applicable to the Company; (5) reviewing and approving related person transactions; and (6) overseeing the Company’s commitment to corporate responsibility matters, including environmental, social and governance matters.

The Nominating and Governance Committee recommended to the Board the director-nominees proposed in this proxy statement for election by the shareholders. The committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year.

Finance Committee Members Kevin E. Bryant (Chair) Sara E. Armbruster Richard D. Moss Number of meetings during fiscal 2022: 5
The Finance Committee is responsible for recommending to the Board financial policies, goals, and budgets that support the financial health, strategic goals, mission, and values of the Company, including the long-range financial plan of the Company, and annual capital budgets, evaluating major capital expenditures and financial transactions.

The Finance Committee has oversight in the following specific areas: strategic transactions, capitalization and debt and equity offerings, capital expenditure plans, financial review of business plans, rating agencies and investor relations, dividends, share repurchase authorizations, investment policy, debt management, tax strategies, and financial risk management.

1	All members of the Audit Committee are non-employee directors who have been determined to be “independent” under applicable listing standards of the New York Stock Exchange (NYSE).
Proxy Statement for 2022 Annual Meeting 14

Human Resources Committee Members John M. Murabito (Chair) Sara E. Armbruster Robert M. Chiusano Jacqueline D. Woods Number of meetings during fiscal 2022: 5
The Human Resources Committee’s duties include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving all executive officer compensation, including any executive employment agreements, severance agreements, and change in control agreements; (5) from time to time, reviewing the list of peer group companies used for compensation purposes; (6) reviewing and approving Board retainer fees, attendance fees, and other compensation, if any, to be paid to non-employee directors; (7) reviewing and discussing with management the Compensation Discussion and Analysis section and certain other disclosures, including those relating to compensation advisors, compensation risk and the “say on pay” vote, as applicable for our Form 10-K and proxy statement; (8) preparing the committee’s annual report on executive compensation for our Form 10-K and proxy statement; and (9) overseeing policies and strategies relating to corporate culture and human capital management, including diversity, equity and inclusion.

The Human Resources Committee is authorized to retain an outside compensation consultant for matters relating to executive compensation. For fiscal 2022, the committee retained Semler Brossy Consulting Group LLC (Semler Brossy) to advise on certain executive compensation-related matters, as further described in the Compensation Discussion and Analysis section of this proxy statement.

Director Independence
Under our corporate governance policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence. The Board must determine, based on a review of the relevant facts and circumstances, whether each director satisfies the criteria for independence. The Board undertook an annual review of director and director nominee independence. The Board process was designed to identify any transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates known to the Company. The Board also considered whether there were any transactions or relationships between directors, director nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder).
Based on this review, the Board affirmatively determined that all non-employee directors are independent. Mr. Happe is the only employee director and is not independent.
Risk Management
The Board has responsibility for overseeing Winnebago Industries' overall approach to risk management and is actively engaged in addressing the most significant risks facing the Company, including financial, technological, operational, strategic and competitive risks. The Board manages its risk oversight function both as a full Board and through delegation to Board committees, which meet regularly and report back to the Board. The Board and these committees receive information used in fulfilling their oversight responsibilities through our executive officers and other advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we engage from time to time.
Proxy Statement for 2022 Annual Meeting 15

While the Board and its committees oversee risk management, the Company's management is responsible for the day-to-day management of risks we face. The Board reviews and monitors our processes for identification, management and mitigation of risk by our management and assesses whether our processes are adequate and functioning as designed. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the Board committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of the Board committees.
Board of Directors
Risk Oversight

Audit Committee	Nominating & Governance Committee	Finance Committee	Human Resources Committee
Primary Risk Oversight	Primary Risk Oversight	Primary Risk Oversight	Primary Risk Oversight

Oversees the management of risks related to financial statement integrity and reporting, internal control over financial reporting and the internal audit function; and information security	Oversees the management of risks related to our corporate governance structure; the Board’s succession plans; and ESG matters	Oversees the management of risks related to the Company’s financial condition and capital structure; its financing, acquisition, divestiture and investment transactions; and related matters	Oversees the management of risks related to the Company’s compensation policies and practices; executive compensation program; management succession and development; and human capital management
Proxy Statement for 2022 Annual Meeting 16

Board Refreshment
The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations on director nominees to the Board. The committee considers potential new candidates that may be proposed by current directors, management, professional search firms, and shareholders. The committee retains third-party search firms from time to time to assist in identifying potential Board members who have expertise and experience that would complement the current Board.
The Nominating and Governance Committee considers the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders in its assessment of potential director candidates. The committee seeks directors who have the skills and experience to guide management in the operation of the Company’s business given the then-current and anticipated future needs of the Board and the Company while maintaining a balance of perspectives, qualifications, qualities and skills on the Board. The Board does not have a specific diversity policy but understands and fully appreciates the value of diversity and inclusion and has added three independent, diverse directors to the Board since 2019.
To promote Board refreshment and effectiveness, the Board and its committees engage in an annual self-assessment process. The Nominating and Governance Committee leads the Board’s annual self-evaluation to assess the performance of the Board and its committees. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas where the Board or management believes that the Board could improve.
Code of Conduct and Corporate Governance Documents
We have adopted a Code of Conduct applicable to all of our directors, officers, employees and business partners. A copy of the Code of Conduct is available on our website.
Our human rights policy, which applies to all of our directors, officers, employees and business partners, describes our commitment to upholding and promoting fundamental human rights, including with respect to maintaining a safe and healthy workplace, a respectful work environment, diversity and inclusion, and fair labor practices.
Our Code of Conduct, human rights policy, committee charters, supplier code of conduct, and other governance documents are available in the “Investors” section of our website at www.winnebagoind.com. This website and the materials available through it are not incorporated by reference into this proxy statement.
Policy on Transactions with Related Persons
We have adopted a written policy for review of transactions involving more than $120,000 in any calendar year in which Winnebago Industries is a participant and in which any executive officer, director, nominee for director, greater than 5% shareholder or any immediate family member of any of these persons has a direct or indirect material interest. Our Nominating and Governance Committee must review and approve any such transaction before it is entered into, except that the Human Resources Committee reviews and approves the compensation of any employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. If advance approval by the Nominating and Governance Committee is not possible, then the related-party transaction will be considered and, if the committee determines it to be appropriate, ratified by the committee.
In determining whether to approve or ratify any potential related-party transaction, the Nominating and Governance Committee considers the relevant facts and circumstances, including (if applicable) but not limited to: whether the transaction is on terms no less favorable to the Company than terms generally available to unrelated parties and the extent of the related person’s interest in the transaction. No director may participate in any review, approval, or ratification of any transaction if the director, or the director’s immediate family member, has a direct or indirect material interest in the transaction. The committee will not approve any related person transaction that is inconsistent with the interests of the Company and its shareholders.
During fiscal 2022, the only related party transactions involved Donald Clark, one of our executive officers. Mr. Clark has a 20% ownership interest in Three Oaks, LLC (Three Oaks), an entity which owns certain land and buildings that Grand Design RV, LLC (Grand Design) leases in order to operate its business. Grand Design paid $225,000 to Three
Proxy Statement for 2022 Annual Meeting 17

Oaks under its existing lease with Three Oaks, which was entered into on October 2, 2016 and amended on October 4, 2019. In addition, Mr. Clark held equity interests in Barletta Boat Company, LLC and Three Limes, LLC (together, Barletta), which the Company acquired in August 2021 for an upfront payment of $255,000,000 consisting of cash and shares of the Company’s common stock, plus potential contingent consideration of up to $50,000,000 in cash and $15,000,000 in the Company's common stock based on achievement of certain financial performance metrics during the earnout periods. Mr. Clark was entitled to approximately 24% of the total net proceeds paid to date, including the consideration paid at the closing of the transaction and the common stock contingent consideration, but Mr. Clark is not entitled to any portion of the $50,000,000 contingent cash consideration. In April 2022, Mr. Clark received 58,525 shares of the Company’s common stock, valued at $3,160,350, as payment for the portion of the contingent consideration that was earned during the first earnout period. Although Mr. Clark is a member of the Company's executive leadership team, he was excluded from the Company's initial consideration and proposal to acquire Barletta and did not participate in negotiation of the purchase agreement. Each of the transactions with Three Oaks and Barletta was approved or ratified by the Nominating and Governance Committee.
Communications with Directors
Shareholders and other interested parties seeking to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Senior Vice President, General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Eden Prairie, MN 55347 or email: SLBogart@winnebagoind.com. All communications must be accompanied by the following information: (1) if the person submitting the communication is a shareholder, a statement of the number of shares of common stock that the person holds; (2) if the person submitting the communication is not a shareholder and is submitting the communication to the non-employee directors as an interested party, the nature of the person’s interest in the Company; (3) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (4) the address, telephone number and e-mail address, if any, of the person submitting the communication. All communications received from shareholders and other interested parties will be reviewed by the Senior Vice President, General Counsel, Secretary and Corporate Responsibility, or such other person designated by all non-employee directors of the Board, and if they are relevant and appropriate, they will be forwarded to the Board Chair or applicable Board member or members as soon as reasonably practicable.
Anti-Hedging and Anti-Pledging Policy
We adopted a policy that prohibits employees and directors from engaging in transactions intended to hedge or offset the market value of any Winnebago Industries securities owned by them. This policy also prohibits employees and directors from holding Winnebago Industries securities in a margin account or otherwise pledging Winnebago Industries securities as collateral for a loan. These restrictions also apply to family members of employees and directors and anyone designated to engage in securities transactions on their behalf.
Proxy Statement for 2022 Annual Meeting 18

Proposal 1 – Election of Directors
Our bylaws provide that our Board is comprised of between three and fifteen directors. The number of directors currently on the Board is ten. Mr. Robert M. Chiusano is not standing for re-election upon the expiration of his term at the Annual Meeting. Effective as of the Annual Meeting, the size of our Board will be reduced from ten to nine members.
The Board adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, in any uncontested election of directors, if any nominee receives less than a majority of the votes cast for the nominee, that nominee will still be elected, but must tender his or her resignation to the full Board for consideration at the next regularly scheduled meeting of the Board. The Board will only not accept the tendered resignation for, in its judgment, a compelling reason. If the Board, with the affected director not participating, does not accept the resignation at the regularly scheduled meeting following the election, then the nominee will be considered elected and may serve out the term to which he or she was elected. In any contested election of directors where the number of nominees exceeds the number of available positions, strict plurality voting will apply.
Based on the recommendation of the Nominating and Governance Committee, our Board has nominated Mr. Kevin E. Bryant, Mr. Richard D. Moss, and Mr. John M. Murabito for election to serve as Class II directors for three-year terms expiring at the annual meeting following fiscal 2025.
✔	THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Proxy Statement for 2022 Annual Meeting 19

Director Nominees - Class II (Term Ending 2025)
Kevin E. Bryant Age 47 Director since 2021 Committees: Audit Finance (Chair)	Skills and Qualifications:
	•	Financial Expert	•	Strategic Transformation
	•	Operations Optimization

Kevin E. Bryant is Executive Vice President and Chief Operating Officer of Evergy, an electric utility company, a position he has held since June 2018. In this role, Mr. Bryant has management responsibility for utility operations, including generation operations and generation services, transmission operations, transmission and delivery services, distribution operations, resource planning, safety and training. Since joining Evergy in 2003, Mr. Bryant has held several positions that have drawn on his strategic insight and finance/marketing experience. Prior to his current position, Mr. Bryant served as Vice President of Investor Relations and Treasurer, Vice President of Strategic Planning and President of KLT Inc., a subsidiary of Evergy. He was named Executive Vice President Finance & Strategy and Chief Financial Officer in 2015. Before joining Evergy, Mr. Bryant held roles at THQ, Inc., UBS and Hallmark Cards, Inc. Mr. Bryant also serves on the board of directors of the Boys & Girls Club of Greater Kansas City. Mr. Bryant brings financial, operational, business development and energy platform expertise to the Company.

Richard (Rick) D. Moss Age 64 Director since 2017 Committees: Audit (Chair) Finance	Skills and Qualifications:
	•	Financial Expert	•	Strategic Transformation
	•	Operations Optimization

Richard (Rick) D. Moss most recently served as the Chief Financial Officer of Hanesbrands, Inc., a leading global basic apparel manufacturer, from 2011 until his retirement in December 2017. Mr. Moss joined Hanesbrands as Senior Vice President - Finance and Treasurer and had several roles increasing in scope and complexity prior to becoming Chief Financial Officer. Prior to his roles at Hanesbrands, Mr. Moss served as Chief Financial Officer of Chattem Inc., a consumer products company. Mr. Moss has been a director of Nature’s Sunshine Products, Inc. since May 2018 and was appointed as Chairman in May 2022. Mr. Moss been a director of Hydrofarm Holdings Group, Inc. since November 2020 and also serves on the board of a not-for-profit organization as Chairman of the Board of Trustees of The Arts Council of Winston-Salem/Forsyth County. With his many years of experience as a chief financial officer and executive at a public company, Mr. Moss provides the Board expertise in financial and strategic planning, mergers, acquisitions and integration of businesses following mergers and acquisitions, as well as capital allocation strategies and complex financial issues.

Proxy Statement for 2022 Annual Meeting 20

John M. Murabito Age 63 Director since 2017 Committees: Human Resources (Chair) Nominating and Governance	Skills and Qualifications:
	•	Global Experience	•	Strategic Transformation
	•	Human Capital Management/Compensation/DE&I

John M. Murabito most recently served as Executive Vice President at Cigna Corporation, a global healthcare services company, from 2003 until his retirement in April 2022. Mr. Murabito joined Cigna as its Chief Human Resources Officer and served in that role for 18 years before becoming Chief Administrative Officer in 2021. In that role, he had oversight of Human Resources, Enterprise Marketing, Security and Aviation, and Diversity, Equity & Inclusion, Civic Affairs, and the Cigna Foundation, of which he was the president. Earlier in his career, he served as Senior Vice President of Human Resources and Corporate Services at Monsanto. His background includes over 40 years of extensive related experience with the Frito-Lay division of PepsiCo, Symbion, Inc., and The Trane Company. Mr. Murabito is a Fellow of the National Academy of Human Resources and serves as Chair of the Board. He also chairs the Board of Trustees for his alma mater, Augustana College. Mr. Murabito brings strong executive business leadership and talent management expertise to our Board as a former senior executive of a Fortune 20 public company. He provides valuable insights on human capital, executive compensation, leadership development and succession planning to the Board.

Directors Continuing in Office - Class III (Term Ending 2023)
Sara E. Armbruster Age 51 Director since 2019 Committees: Finance Human Resources	Skills and Qualifications:
	•	Public/Private Company CEO	•	Global Experience
	•	Strategic Transformation

Sara E. Armbruster is President and Chief Executive Officer of Steelcase Inc., a global office furniture manufacturer, a position she has held since October 2021. Ms. Armbruster also serves on the board of directors of Steelcase. Ms. Armbruster has held several leadership positions since joining Steelcase in 2007 as Vice President of Corporate Strategy, including as Vice President, Strategy, Research and Digital Transformation and Executive Vice President. In her roles, Ms. Armbruster oversaw Steelcase’s technology efforts and was responsible for advancing the embrace of digital technologies and for digital transformation of Steelcase. Ms. Armbruster also has had responsibility for a range of innovation activities, including global design research, the design and implementation of new business models, and the development of external growth opportunities, including acquisitions and partnerships. Before joining Steelcase, Ms. Armbruster was Vice President of Business Development at Banta Corporation, a contract printing company. Ms. Armbruster brings substantial experience in strategy, innovation, information technology, and digital transformation to our Board. As a senior executive of a public company with primary responsibility in these areas, she provides valuable strategic insights and expertise with respect to growth opportunities for the Company and areas of critical business innovation.

Proxy Statement for 2022 Annual Meeting 21

William C. Fisher Age 68 Director since 2015 Committees: Audit Nominating and Governance (Chair)	Skills and Qualifications:
	•	Operations Optimization	•	Mobility Ecosystem
	•	Global Experience	•	Technology Leader/Data & Analytics
	•	Channel Development

William C. Fisher was the Chief Information Officer of Polaris Industries Inc., a manufacturer of power sports products, from 1999 until his retirement in 2015. During his tenure at Polaris, he also served as the General Manager of Service from 2005 until 2014 overseeing all technical, dealer, and consumer service operations. Prior to joining Polaris, Mr. Fisher was employed by MTS Systems for 15 years in various positions in information services, software engineering (applications and embedded control systems), factory automation, vehicle testing, and general management. Before that time, Mr. Fisher worked as a civil engineer for Anderson-Nichols and he later joined Autocon Industries, where he developed process control software. Mr. Fisher’s experience as Chief Information Officer at Polaris has provided substantial experience with information technology and cybersecurity issues. His experience as an engineer and in executive positions in service and consumer service operations provides valuable insight for our customer service function as well as relationships with channel partners. His familiarity with highly discretionary consumer products is a key asset as we focus on improved service and operational efficiency.

Michael J. Happe Age 51 Director since 2016	Skills and Qualifications:
	•	Public/Private Company CEO	•	Strategic Transformation
	•	Marketing/Sales/Branding	•	Global Experience
	•	Channel Development

Michael J. Happe joined Winnebago Industries in January 2016, as the President, Chief Executive Officer and a director. Mr. Happe has led a transformation of the Company into an outdoor recreation / lifestyle enterprise. Under his leadership, Winnebago Industries has grown both organically and inorganically, completed four major acquisitions, including Grand Design RV, Chris-Craft, Newmar, and Barletta Boats, and expanded its industry and geographic footprint. Winnebago Industries’ net sales, net income, RV and marine market share, and total shareholder returns have all grown significantly under Mr. Happe’s leadership, as has the Company’s commitment to corporate responsibility. He worked previously at The Toro Company, a global manufacturer of turf and landscape maintenance and development solutions, where he most recently served as an Executive Officer and Group Vice President of Toro’s Residential and Contractor business until 2015. A 19-year veteran of The Toro Company, Mr. Happe held a series of senior leadership positions throughout his career across a variety of the company’s domestic and international divisions. Mr. Happe also serves as a director for H.B. Fuller. His knowledge of all aspects of the Winnebago Industries business positions him well to serve on the Board. Mr. Happe’s extensive experience and positions rising in complexity and breadth at Toro, including global business affairs, as well as his director position at H.B. Fuller, brings further expertise in corporate leadership and development and execution of profitable business growth strategy.

Proxy Statement for 2022 Annual Meeting 22

Directors Continuing in Office - Class I (Term Ending 2024)
Christopher J. Braun Age 62 Director since 2015 Committees: Audit Nominating and Governance	Skills and Qualifications:
	•	Global Experience	•	Operations Optimization
	•	Channel Development

Christopher J. Braun has over 30 years of leadership experience encompassing manufacturing, finance and sales. Most recently, he was self-employed as a management consultant from 2014 through February 2020. He founded Teton Buildings in 2008 and held the position of CEO through 2013. His previous experience includes CEO of Teton Homes, Executive Vice President - RV Group at Fleetwood Enterprises and various senior management positions within PACCAR Corporation, a manufacturer of Kenworth and Peterbilt trucks. As a recognized leader in the RV industry, Mr. Braun provides keen insights to the Board. His prior experience in the RV industry, combined with his vast manufacturing background and his role as a former CEO make him well-positioned to critically and thoughtfully review and guide the Company’s strategy.

David W. Miles Age 65 Director since 2015 Chairman of the Board	Skills and Qualifications:
	•	Public/Private Company CEO	•	Technology Leader/Data & Analytics
	•	Strategic Transformation	•	Public Affairs/Stakeholder Management

David W. Miles, a financial adviser, entrepreneur and investor, was elected as Chairman of the Board in June 2019. Mr. Miles is co-founder and Managing Principal of ManchesterStory Group, an early stage venture capital firm, and founder and manager of The Miles Group, LLC, which makes direct and indirect private equity investments. He is also a director and chair of the Audit Committee of Northwest Financial Corporation. Until the company’s sale in March 2020, Mr. Miles was the principal owner of Miles Capital, Inc., an institutional asset management firm serving insurance companies, public bodies, foundations & endowments, and high net worth investors, where he worked for over twenty-three years. Mr. Miles served as Executive Vice President, Principal Mutual Funds, and Executive Vice President, AMCORE Financial, Inc., where he was responsible for asset management, trust, private banking, brokerage, employee benefits and insurance services. During his career, Mr. Miles has served as a director or officer of more than 60 public mutual funds with total assets exceeding $30 billion. Mr. Miles brings legal and investment transaction experience to the Board. He also brings significant expertise in financial reporting and capital allocation strategy.

Proxy Statement for 2022 Annual Meeting 23

Jacqueline D. Woods Age 60 Director since 2021 Committees: Human Resources Nominating and Governance	Skills and Qualifications:
	•	Global Experience	•	Technology Leader/Data & Analytics
	•	Marketing/Sales/Branding

Jacqueline D. Woods is the Chief Marketing Officer at Teradata, a multi-cloud data platform for enterprise analytics, where she oversees strategic marketing planning and delivery, digital and social properties, and customer experience enrichment. Ms. Woods joined Teradata from NielsenIQ, an industry leader in global measurement and data analytics, where she was the Chief Marketing and Communications Officer from 2019 to 2021. Prior to joining NielsenIQ, Ms. Woods held Chief Marketing Officer roles at IBM from 2010 to 2019 and also held roles of increasing responsibility at Oracle for 10 years, helping lead the company’s e-business standardization. Ms. Woods serves on the Board of Trustees for Community Reinvestment Fund USA, a not-for-profit organization dedicated to improving communities through innovative financial solutions. She also serves on board of the Greater Fairfield County Foundation, Inc., a not-for-profit organization helping under-served communities in southern Connecticut. Ms. Woods brings deep expertise in all aspects of marketing, branding, pricing, customer insights and strategy.

Proxy Statement for 2022 Annual Meeting 24

Director Compensation
The Board approves non-employee director compensation based on recommendations of the Human Resources Committee. The Human Resources Committee has engaged Semler Brossy to analyze the total compensation paid to the Board. Semler Brossy assisted the committee in reviewing the market data and made recommendations regarding the types and amounts of compensation we pay our non-employee directors. Based on the committee’s review of our director compensation program with Semler Brossy, the committee recommended, and the Board approved, an increase to the annual Board Chair cash retainer effective August 2022, as described below.
Employee directors receive no additional compensation for serving on the Board or its committees. Non-employee directors receive the following for their service on the Board:
Annual Board Cash Retainer	$90,000, payable in quarterly installments
Annual Board/New Board Member Equity Retainer	$125,000 value in restricted stock units granted prospectively for the upcoming year
Annual Board Chair Cash Retainer	$125,000 (increased from $80,000), payable in quarterly installments
Annual Committee Chair Cash Retainer	$10,000, except $15,000 for the Audit Committee Chair, payable in quarterly installments
Expense Reimbursements	Reimbursement of reasonable expenses incurred in attending Board and committee meetings
Director equity awards are granted prospectively for the upcoming year. This means that any new directors will receive a prorated award at the next regularly scheduled Board meeting, if the next regularly scheduled Board meeting is not the meeting at which annual awards are granted. Directors who joined the Board before we began prospectively granting equity awards will receive an award of the annual grant prior to separation of service from the Board that provides for accelerated vesting of the award upon retirement from the Board at the conclusion of his or her term.
Proxy Statement for 2022 Annual Meeting 26

Director Compensation Table
The following table sets forth the total compensation paid to each non-employee director for fiscal 2022, other than reimbursement for travel expenses:
Director	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Sara E. Armbruster	90,000	125,000	—	215,000
Maria F. Blase(5)	87,634	125,000	—	212,634
Christopher J. Braun	90,000	125,000	—	215,000
Kevin E. Bryant	90,833	125,000	—	215,833
Robert M. Chiusano	90,000	125,000	—	215,000
William C. Fisher	100,000	125,000	—	225,000
David W. Miles	181,254	125,000	—	306,254
Richard D. Moss	105,000	125,000	—	230,000
John M. Murabito	100,000	125,000	—	225,000
Jacqueline D. Woods	90,000	125,000	—	215,000
(1)	Our directors may elect to receive retainer fees in cash or may defer their retainer fees into the Directors’ Deferred Compensation Plan.
(2)
During fiscal 2022, the Chair of the Board received an additional $80,000 annual retainer, which was increased to $125,000 per year effective starting with the fourth quarterly payment in August, the Audit Committee Chair received an additional $15,000 annual retainer, and the Chairs of the other Board committees received an additional $10,000 annual retainer, each of which are reflected in these figures. Mr. Bryant received a pro-rated quarterly payment of the committee chair retainer following his election as Chair of the Finance Committee in August.

(3)	These awards are valued at $75.59 per share, the closing stock price on October 12, 2021, the date of the restricted stock unit grant.
(4)	None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more.
(5)	Ms. Blase served on the Board until her death on July 16, 2022.
Proxy Statement for 2022 Annual Meeting 27

Non-Employee Director Equity Awards Outstanding as of August 27, 2022
As of August 27, 2022, our non-employee directors held the restricted stock awards and stock units set forth below. The stock units in the right column were granted under the Directors’ Deferred Compensation Plan described below.
Director	Restricted Stock Awards / Units	Deferred Stock Units
Sara E. Armbruster	5,253	—
Christopher J. Braun	14,357	—
Kevin E. Bryant	2,222	—
Robert M. Chiusano	29,857	27,290
William C. Fisher	17,410	7,851
David W. Miles	14,357	5,445
Richard D. Moss	11,757	—
John M. Murabito	11,757	—
Jacqueline D. Woods	2,222	1,508
Director Ownership Guidelines
Our corporate governance policy requires us to maintain guidelines encouraging non-employee director stock ownership. Our current guidelines require non-employee directors to hold common stock, stock units or other equity equivalents having a market value of at least 500% of their annual cash retainer of $90,000 (as well as any additional cash retainer amounts earned relating to his or her chair positions), and that they attain this level of stock ownership within five years of becoming a director. Based on the holdings noted above, all non-employee directors have met this goal, or are on track to meet this goal, within the prescribed five-year time frame.
Directors’ Deferred Compensation Plan
We maintain the Winnebago Industries, Inc. Directors’ Deferred Compensation Plan (the Directors’ Deferred Compensation Plan) for all non-employee directors. A non-employee director can defer 50% of 100% of the retainer and fee payments that would otherwise be paid to him or her in cash and can defer taxes on such compensation.
A participant may elect to apply his or her annual cash retainer amounts to either, but not both, money credits or Winnebago stock units.
Money credits are units credited in the form of dollars to a participant’s account established by the Company. The money credits accrue interest from the credit date. Presently, the interest rate to be applied to money credits is the 30-year Treasury bond yield as of the first business day of the plan year.
Winnebago Industries stock units are units credited in the form of the Company's common stock. The shares of our common stock issued in connection with our Directors’ Deferred Compensation Plan consist of our treasury shares and like all of our common stock, generally, will accrue dividends, if any, paid by us on our common stock. Winnebago Industries stock units will be recorded in a participant’s account based on the closing price of a share of our common stock on the NYSE on the date upon which the account is credited.
Proxy Statement for 2022 Annual Meeting 28

A participant will generally receive payment of his or her Directors’ Deferred Compensation Plan account (either in a lump sum payment or annual installments, as elected by the participant) at the earlier of a “change in control” of the Company, as defined in the Directors’ Deferred Compensation plan, termination of service as a director, or, if elected by the participant, at the time elected by the participant; provided that a participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control.
The Winnebago Industries stock units credited to a participant’s account are included in the “Security Ownership of Certain Beneficial Owners and Management” table in this proxy statement. The directors, however, do not have any rights to vote or dispose of any shares of common stock underlying the Winnebago Industries stock units until their service as a director ends or when he or she reaches the age 69-1/2 while serving as a director.
Director Annual Equity Grants
The fiscal 2022 equity awards granted in October 2021 were made pursuant to the Winnebago Industries, Inc. 2019 Omnibus Incentive Plan, which limits the aggregate grant date fair value of all equity awards to a non-employee director during a calendar year to not more than $300,000, excluding awards granted at a director’s request in lieu of cash retainers or other fees payable in cash.
Beginning with the fiscal 2019 annual equity awards, we began to grant restricted stock units rather than restricted stock to our non-employee directors. Each director equity award, awarded in the form of restricted stock units, will vest approximately one year from the date of the applicable grant, provided that participants are restricted from selling, pledging or transferring the common stock underlying the vested restricted stock units until the date the participant separates from service on the Board. If a participant terminates his or her service as a director prior to the vesting of the underlying restricted stock unit award, the award will be forfeited by the director, except as follows: (i) in the event of the director’s death or disability prior to vesting, all unvested restricted stock units will vest as of the termination date and (ii) in the event of a change in control while the director is serving on the Board, all unvested restricted stock units will vest on the date of termination. Directors also may elect to defer settlement of their vested restricted stock units until the director’s service to the Company terminates or, if earlier, upon a change in control.
Proxy Statement for 2022 Annual Meeting 29

Proposal 2 – Advisory Vote on Executive Compensation
As required by SEC rules, shareholders have the opportunity to vote, on an advisory and non-binding basis, on the compensation of our named executive officers (NEOs) as set forth in this proxy statement. This is commonly referred to as the “Say on Pay” vote. At the 2017 annual meeting, the shareholders determined that the Say on Pay vote would be held annually.
As discussed in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, such that a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in this proxy statement is appropriate based upon the performance of the Company.
While the Board and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.
✔	THE BOARD UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.
Proxy Statement for 2022 Annual Meeting 31

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to NEOs. The following individuals are our NEOs for fiscal 2022:
Name	Position
Michael J. Happe	Chief Executive Officer and President
Bryan L. Hughes	Chief Financial Officer, Senior Vice President, Finance, IT and Strategic Planning
Stacy L. Bogart	Senior Vice President, General Counsel, Secretary and Corporate Responsibility
Huw S. Bower	President, Winnebago Outdoors
Donald J. Clark	President, Grand Design
Executive Summary
Executive Compensation Philosophy and Program Objectives
The Human Resources Committee believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our compensation peer group. Accordingly, the committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
The committee has worked with management and its independent compensation consultant, Semler Brossy, to design the current executive compensation programs, following the belief that compensation should reflect the value created for our shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:
■	Align the interests of management with those of shareholders
■	Provide fair and competitive compensation
■	Integrate compensation with our business plans
■	Reward both business and individual performance
■	Attract and retain key executives critical to our success
These objectives emphasize pay for performance by providing an incentive opportunity for performance that meets or exceeds Company objectives.
Proxy Statement for 2022 Annual Meeting 33

Fiscal 2022 Performance Highlights

The following are highlights of the Company’s financial performance in fiscal 2022.

	Incentive Plan		Performance
Measure	Annual(3)	Long-Term(4)	1-year	3-year(5)
Net Revenue ($ in thousands)	✔		$4,957,730	N/A
Operating Income ($ in thousands)(1)	✔		$595,632	N/A
Net Working Capital	✔		12.9%	N/A
Average Return on Invested Capital (Incentive ROIC)(2)		✔	N/A	18.0%
Incentive Earnings Per Share (Incentive EPS)(2)		✔	N/A	$23.47
(1)
When determining the level of actual performance for the 2022 Officer Incentive Compensation Plan (also called the Annual Incentive Plan), the committee excluded the impact of certain events not contemplated when creating the initial targets. The Operating Income metric was adjusted for the impact of discretionary profit sharing awarded to employees for exceeding initial targets.

(2)
When determining the level of actual performance for the Long-Term Incentive Program (LTIP), the committee excluded the impact of certain events not contemplated when creating the initial targets. The Incentive ROIC metric was adjusted for the LTIP to exclude the following: (i) the net financial impacts of the Barletta acquisition, (ii) the costs associated with the acquisition of Barletta, and (iii) restructuring expenses. The Incentive EPS metric was adjusted from diluted EPS to exclude the following: (i) the pretax net financial impacts of the Barletta acquisition, (ii) pretax acquisition-related costs related to the Newmar and Barletta acquisitions, (iii) pretax earnout valuation adjustments related to the Barletta acquisition, (iv) pretax inventory step-up costs related to the Newmar acquisition, (v) pretax non-cash interest expense, (vi) pretax restructuring expenses, (vii) pretax debt-issuance write-off, (viii) the dilution impact of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance, and (ix) the tax impact of the aforementioned adjustments, as applicable.

(3)	This column shows the metrics used for the Annual Incentive Plan, which consist of 50% operating income, 40% net revenue, and 10% net working capital.
(4)
This column shows the metrics used for the 2020-2022 LTIP, which consist of 50% average Incentive ROIC and 50% cumulative Incentive EPS. The metrics for the 2021-2023 LTIP and the 2022-2024 LTIP also consist of 50% average Incentive ROIC and 50% cumulative Incentive EPS.

(5)	This column shows performance for the period from fiscal 2020-2022.
Proxy Statement for 2022 Annual Meeting 34

Impact of Performance on Fiscal 2022 Compensation
The compensation of our NEOs in fiscal 2022 was directly impacted by our financial performance and total shareholder returns:
Performance Objective		Link to 2022 Compensation
Financial	■
For Messrs. Happe and Hughes and Ms. Bogart, 75% of the 2022 annual incentive awards was based on achieving targeted levels of net revenue (40%), operating income (50%), and net working capital (10%) at the enterprise level. For Mr. Bower, 75% of the 2022 annual incentive awards was based on achieving targeted levels of net revenue (40%), operating income (50%), and net working capital (10%) at the business unit level. The other 25% was tied to individual metrics aligned with goals deemed important to advancing business objectives.

	■	Pursuant to the terms of his employment agreement, Mr. Clark’s incentive compensation is tied 100% to the pretax net income of the Grand Design business that is part of our Towable segment.
	■	Payout for the fiscal 2020-2022 LTIP awards was tied 50% to our three-year average Incentive ROIC and 50% to our three-year cumulative Incentive EPS.
Total Shareholder Returns	■	With the exception of Mr. Clark, 45% of our NEO compensation on average was delivered in the form of Company equity awards (63% in the case of our CEO).
■
15% of the annual equity grants made in fiscal 2022 to all NEOs, excluding Mr. Clark, were in the form of stock options, which only have value to the executive if the value of the Company grows for our shareholders.

Based on our performance as measured against predefined goals, the 2020-2022 LTIP paid out at 200.0% of target, and the fiscal 2022 Annual Incentive Plan paid out as follows for all NEOs, except for Mr. Clark: 120.0% of target for Mr. Happe, 120.0% of target for Mr. Hughes, 120.0% of target for Ms. Bogart, and 95.6% of target for Mr. Bower.
Mr. Clark received a cash and stock incentive award of $13,057,292 for fiscal 2022, of which $11,098,698 was paid in cash and $1,958,594 was paid in restricted stock units for fiscal 2022 performance. This represents a 29% increase compared to fiscal 2021, based on the strong performance of Grand Design during fiscal 2022. The cash incentive was paid in four quarterly installments with respect to fiscal 2022, and the restricted stock units were issued in October 2022.
Other Pay and Governance Practices
The Company has adopted the following key programs, policies and practices to respond to evolving best governance practices in executive compensation and enhance the alignment of our executive compensation programs and shareholder interests:
What we do	What we don’t do
✔ Tie the majority of target total compensation to performance
✔ Provide appropriate mix of pay to reward Company, line of business, and individual performance
✔ Align executive interests with the interests of the shareholders through equity-based awards
✔ Maintain a clawback policy, applicable to our executive officers’ incentive awards, which provides for the recoupment of incentive compensation payouts following certain financial restatements or in the event of certain misconduct
✔ Align our performance goals and measures with our strategy and operating plan
✔ Maintain meaningful executive and director stock ownership guidelines
✔ Conduct annual “say-on-pay” advisory votes
✔ Use an outside, independent third-party advisor to provide objective compensation advice

✘ Provide excessive severance benefits to our executive officers
✘ Provide excise tax gross-ups upon change in control
✘ Grant equity awards subject to automatic acceleration of vesting (i.e., single-trigger) upon change in control (as of fiscal 2019)
✘ Allow for hedging or speculative trading of Company securities by executives or directors
✘ Reprice options without shareholder approval
✘ Provide significant perquisites
✘ Allow for pledging by our executives and directors

Proxy Statement for 2022 Annual Meeting 35

Advisory Vote on Executive Compensation
At our 2021 annual meeting of shareholders, our shareholders voted to approve on an advisory basis the compensation of our NEOs. 97.1% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation. The Human Resources Committee determined that our current executive compensation philosophy and compensation elements continued to be appropriate. We conduct regular investor outreach in the form of investor calls, attendance at investor conferences, execution of non-deal roadshows, and hosting of quarterly earnings calls with open Q&A. We continue to evaluate and refine our compensation programs on a regular basis and view the advisory vote as a helpful gauge of our compensation design.
Elements of Fiscal 2022 Compensation
The table below lays out the fiscal 2022 compensation elements for all NEOs other than Mr. Clark.
	Element	Mechanics	Rationale
Paid in Cash	Salary	Weekly payments Values correspond to experience and job scope	Provides competitive fixed pay to attract employees
Officers Incentive Compensation Plan (OICP)
Annual payout tied to performance against pre-determined metrics and goals across a one-year performance period
For fiscal 2022, the metrics for Messrs. Happe and Hughes and Ms. Bogart included:
• 75% financial objectives (enterprise level)
  ○ 40% Net Revenue
  ○ 50% Operating Income
  ○ 10% Net Working Capital
• 25% Individual Objectives
Payouts range from 0%-200% of a pre-determined target value
For fiscal 2022, the metrics for Mr. Bower included:
• 75% financial objectives (business unit     level)
  ○ 40% Net Revenue
  ○ 50% Operating Income
  ○ 10% Net Working Capital
• 25% Individual Objectives
Incentivizes achievement of key annual objectives at an enterprise-wide or individual business unit level - driving progress towards achievement of long-term initiatives
Paid in Equity	Performance Share Units / Long-Term Incentive Program (LTIP) - Annual
50% of all annual equity awards
For the fiscal 2022-2024 performance period, payouts are tied to performance against pre-determined goals across a three-year performance period
The metrics consist of:
• 50% Incentive ROIC
• 50% Incentive EPS
Payouts range from 0%-200% of a pre-determined target value
Rewards for achievement of specific long-term financial objectives Aligns NEOs’ interest with long-term shareholder value creation
	Stock Options - Annual	15% of all annual equity awards Stock options can be exercised over ten years and vest over three years in equal installments	Aligns NEOs’ interest with long-term shareholder value creation as measured by appreciation in stock price from the date of grant
	Restricted Stock Units - Annual	35% of all annual equity awards Restricted stock units vest over three years in equal installments	Aligns NEOs’ interest with long-term shareholder value creation Encourages executive retention
Proxy Statement for 2022 Annual Meeting 36

In connection with our acquisition of Grand Design, we entered into an employment agreement with Mr. Clark in November 2016, which expired per its terms on August 31, 2019. On June 19, 2019, we entered into an amended and restated employment agreement with Mr. Clark which extended his employment term to August 31, 2023. Under both the previous and current employment agreements, Mr. Clark is paid an annual base salary of $400,000, and is eligible to receive an incentive bonus pursuant to the pre-existing Grand Design Management Incentive Plan (the Grand Design MIP). Payment under the Grand Design MIP is 100% dependent on pretax net income performance of the Grand Design business, a part of our Towable segment. Any incentive bonus earned under the Grand Design MIP is payable as follows: 95% in cash and 5% in restricted stock units of the Company (fiscal 2020); 90% in cash and 10% in restricted stock units (fiscal 2021); and 85% in cash and 15% in restricted stock units (fiscal 2022). Any restricted stock units issued under the Grand Design MIP are subject to a 3-year vesting schedule. Mr. Clark is not eligible to participate in any other Winnebago Industries cash or stock incentive program.
Performance-based Pay Mix
Consistent with the committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of established business objectives and shareholder value creation. In fiscal 2022, 85% of our CEO’s total target compensation and 72% of the average total target compensation of our other NEOs was performance-based pay, including annual incentive compensation and annual equity grants, with a significant emphasis on long-term performance and shareholder value creation. The following charts illustrate the components of our CEO’s fiscal 2022 total target compensation, as well as the components of the average total target compensation for our other NEOs in fiscal 2022, excluding Mr. Clark. Total target compensation includes current fiscal 2022 annualized base salary, target annual incentive compensation, and the grant date fair value of our annual equity grants made in fiscal 2022, as reported in the Summary Compensation Table (and excludes benefits and other compensation).

(1)	Excludes Mr. Clark.

Proxy Statement for 2022 Annual Meeting 37

Determination of Compensation
Role of the Human Resources Committee
The Human Resources Committee is responsible for reviewing and approving, on an annual basis, the corporate goals and objectives with respect to the compensation of all of our executive officers, as described in the committee's charter. The committee relies on its own review and the advice of its independent compensation consultant in establishing executive officer pay. The committee seeks the input of the CEO in making executive officer pay decisions for all executives other than himself, but the committee makes all decisions.
In October 2021, the committee approved annual incentive performance objectives for fiscal 2022 based upon the business plan for the year. In October 2021, the committee granted long-term incentive awards to our executive officers under the 2019 Omnibus Incentive Plan (the 2019 Plan), which was approved by the shareholders at the 2018 annual meeting, including annual LTIP performance share units, stock options, and restricted stock units. After the completion of fiscal 2022, the committee (i) approved 2022 annual incentive for our NEOs based on achievement of the performance objectives established at the beginning of the year and (ii) certified achievement of performance objectives with respect to the LTIP performance share awards granted to then-current executives in fiscal 2020 that had a performance period running from fiscal 2020-2022.
Role of the Compensation Consultant
The Human Resources Committee retained Semler Brossy as its independent executive compensation consultant for fiscal 2022.
Retained by and reporting directly to the committee, Semler Brossy provided the committee with assistance in evaluating our executive compensation programs and policies, and, where appropriate, assisted with the revision of elements of the programs. Additionally, Semler Brossy performed the following activities to support the committee:
■	Reviewed annual and long-term incentive designs and assisted with determination of annual and long-term incentive awards, including fiscal 2022 payouts
■	Reviewed the total compensation program, including competitive peer group analysis and analysis of executive pay levels in relation to broader market survey data
■	Reviewed information provided to the committee by management
■	Developed recommendations with respect to CEO compensation decisions and provided advice to the committee on the compensation decisions affecting all executives, including the NEOs
■	Attended and participated in committee meetings as requested by the committee
■	Reported on compensation trends and best practices, plan design, and the reasonableness of individual compensation awards
■	Assisted the committee in reviewing the Board’s compensation annually and assessing its competitiveness relative to market
■
Assisted the committee in assessing the extent to which the Company’s compensation policies and practices promote reasonable and appropriate risk-taking behavior by management and avoid excessive risk-taking behavior

■	Provided a consultant independence and conflicts of interest assessment
■	Met with the committee and/or its members without management present
Semler Brossy did not provide any services to us other than those detailed above. The committee determined that no conflicts of interest exist with respect to Semler Brossy serving as an advisor to the committee. In making this determination, the committee considered various factors, including those set forth in the SEC’s and NYSE’s rules.
Proxy Statement for 2022 Annual Meeting 38

Role of Management
Our CEO and our other executive officers do not set their own compensation nor are they present when the committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the committee, and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than himself. This recommendation is considered by the committee, which makes its own ultimate determinations.
Our human resources department provides additional analysis and guidance as requested by the committee related to NEO compensation, including the following:
■	Developing, summarizing and presenting information and analyses to enable the committee to execute its responsibilities, as well as addressing specific requests for information from the committee
■	Attending committee meetings as requested to provide information, respond to questions and otherwise assist the committee
■
Assisting the CEO in making preliminary recommendations of base salary structure, annual and LTIP program design and target award levels for the NEOs and other employees eligible to receive annual incentive awards.

Pay Positioning and Compensation Peers
When setting fiscal 2022 compensation, the Human Resources Committee focused on trying to set pay levels, in the aggregate, within a competitive range of the market median. Some roles may be higher or lower in the competitive range based on performance, tenure in role, or other internal considerations. Competitive market data is only one of several resources made available to the committee to assist it in setting executive compensation levels.
The committee establishes an individual annual bonus and equity incentive target opportunity for each NEO based on the committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the incentive plan. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of our performance relative to the LTIP measures and our stock price performance.
In setting compensation, the committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to a peer group of similarly sized companies (which we refer to collectively as our compensation peers). For fiscal 2022, the committee used the following set of companies that were determined to have similarly sized revenues and market values.
Compensation Peers
Altra Industrial Motion	Oshkosh
Brunswick	Patrick Industries
Cooper-Standard	Polaris
Donaldson Company	REV Group
Federal Signal	Standard Motor Products
Harley-Davidson	Tennant Company
Hyster-Yale	The Timken Company
LCI Industries	The Toro Company
Malibu Boats	Wabash National
Meritor
Proxy Statement for 2022 Annual Meeting 39

Based on a review conducted by Semler Brossy, the committee made the following changes to the peer group for setting compensation levels for fiscal 2023 with the intent to better reflect our current business dynamics:
Removed (5 companies)	Added (3 companies)
Cooper Standard	American Axle
Federal Signal	Crane Co.
Malibu Boats	Dana Incorporated
Standard Motors
Tennant Company
In addition to peer group data, Semler Brossy collected market data from compensation surveys for executive positions where the scope of responsibilities for the Company’s executives was not comparable to the peer group named executive officers and where general industry survey data provided a better match for comparable positions in the market.
Fiscal 2022 NEO Compensation Decisions
Base Salary
We provide NEOs with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on the individual’s position and responsibilities. The base salaries of our executives are also determined by considering such factors as:
■	Experience of the executive
■	Time in position
■	Individual performance
■	Level of responsibility for the executive
■	Economic conditions, Company performance, financial condition and strategic goals
■	Competitive market data provided by the committee’s independent compensation consultant
In general, base salary determinations are considered each year as part of the committee’s review process as well as upon a promotion or other change in job responsibility. Base salary is also used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below.
In October 2021, as a result of a review of performance, consideration of the above referenced factors, and with input from the independent compensation consultant and our CEO, the committee recommended and approved the following increases for fiscal 2022:
Name	Fiscal 2022 Salary ($)	Fiscal 2021 Salary ($)	Percentage Increase (%)
Michael J. Happe	1,000,000	900,000	11.1(1)
Bryan L. Hughes	550,000	525,000	4.8
Stacy L. Bogart	490,000	460,000	6.5(1)
Huw S. Bower	566,400	550,000	3.0
Donald J. Clark	400,000	400,000	—
(1)	The committee approved the increase in base salary based on a review of the NEO’s base salary as compared to the peer group market data and individual performance.
Proxy Statement for 2022 Annual Meeting 40

Annual Incentive Plan - Officers’ Incentive Compensation Plan (OICP)
The OICP is designed to motivate and reward the successful completion of our annual performance goals as set by the Human Resources Committee. The amount of the participants’ incentive compensation earned for a given fiscal year is calculated under the OICP to be in direct proportion to our financial performance expressed as a percentage (financial factor) against compensation targets for each participant as determined by the committee. OICP awards are earned to the extent we meet or exceed annual financial targets as well as business unit and individual performance goals.
Each NEO, except for Mr. Clark, is eligible for a target award, denominated as a percentage of fiscal 2022 base salary. NEOs may earn from 0% of the target award under the OICP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the committee considers competitive data in the compensation peer studies, individual performance evaluations, and internal equity factors.
Fiscal 2022 OICP
Net revenue, operating income, net working capital, and individual objectives related to each NEO’s particular responsibilities were chosen by the committee as the performance measurements under the OICP for fiscal 2022. The committee selected these as key performance metrics because they are closely aligned with the business strategy. These metrics are described further below.
Enterprise-wide financial performance metrics (75% of OICP for Messrs. Happe and Hughes and Ms. Bogart):
■	Net Revenue (40%) - focuses on overall enterprise and business unit growth and also drives customer focus
■	Operating Income (50%) - reinforces the importance of profitable growth across the Company
■	Net Working Capital (10%) - helps measure overall financial health of the Company
Business unit financial performance metrics (75% of OICP for Mr. Bower):
■	Net Revenue (40%) - focuses on business unit growth and also drives customer focus
■	Operating Income (50%) - reinforces the importance of profitable growth
■	Net Working Capital (10%) - helps measure overall financial health
For corporate NEOs, Messrs. Happe and Hughes and Ms. Bogart, the OICP financial metrics were measured against enterprise-wide performance. For business unit heads, including Mr. Bower, the OICP financial metrics were measured against specific business unit performance. Mr. Clark does not participate in the OICP.
Individual objectives (25% of the OICP for Messrs. Happe, Hughes and Bower and Ms. Bogart) provide actionable and measurable objectives controllable by the individual to achieve financial and non-financial goals.
Individual goals for our NEOs during fiscal 2022 included the following:
For Mr. Happe, to continue to strengthen an inclusive, high-performance culture, build exceptional outdoor lifestyle brands, create a lifetime of customer intimacy, drive operational excellence and portfolio synergy, and use technology and information to drive business growth.
For Mr. Hughes, to continue to evolve the long-range and annual planning processes, mature the Company’s investor relations function, support business development through excellence in due diligence and integration, and optimize the Company’s cost of capital and tax rate.
For Ms. Bogart, to continue to improve product safety and compliance, enhance and promote the diversity, equity and inclusion program to cultivate and deepen an inclusive culture, and advance the Company’s corporate responsibility strategy.
Proxy Statement for 2022 Annual Meeting 41

For Mr. Bower, to develop strategic frameworks to evaluate the adjacency and specialty vehicle growth landscape, mature core business processes, including strategic planning, quality and supply chain management and new product development, and align the engineering function to support new product development.
In October of 2022, the committee (i) evaluated performance against the established OICP financial performance metrics and determined that the net revenue and operating income metric thresholds were exceeded and that the net working capital metric was achieved, resulting in a 123.3% payout for these metrics and (ii) assessed the performance of each of the NEOs against his or her individual objectives to determine the OICP payout achieved by him or her as set forth below.
The tables below reflect the fiscal 2022 OICP financial metric payout thresholds and targets for each period as well as our performance against these metrics ($ in thousands):
Enterprise-Wide Financial Performance Metrics (75% of the OICP for Messrs. Happe and Hughes and Ms. Bogart) for the Full 12-Month Fiscal Year Period(1)(2)(3)
Metric	Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2022 Performance	Actual Payout % (Weighted)
Net Revenue	40.0%	$4,133,700	$4,765,900 — 4,960,400	$5,349,500	$4,957,730	40.0%
Operating Income	50.0%	$401,400	$525,200 — 545,200	$615,500	$595,632	85.9%
Net Working Capital	10.0%	12.3%	10.9% — 10.5%	9.6%	12.9%	0.0%
Total Payout Percentage						125.9%
40% of Total Percentage						50.36%
(1)
Each of the NEOs, other than Mr. Clark, also has 25% of his or her target bonus opportunity tied to individualized annual objectives, which are assessed by the CEO (or, the committee, in the case of the CEO), and the proposed bonus amount is approved by the committee.

(2)
Mr. Bower’s financial performance is based upon the Winnebago Outdoors business unit; and the financial performance metrics are weighted: (1) 40% Net Sales; (ii) 50% Operating Income; and (iii) 10% Net Working Capital.

(3)	The 12-month fiscal year OICP period is weighted at 40% of the overall OICP weighting.
Enterprise-Wide Financial Performance Metrics (75% of the OICP for Messrs. Happe and Hughes and Ms. Bogart) for the First Six-Month Fiscal Year Period(1)(2)(3)
Metric	Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2022 Performance	Actual Payout % (Weighted)
Net Revenue	40.0%	$1,884,700	$2,172,900 — 2,261,600	$2,439,000	$2,320,472	53.3%
Operating Income	50.0%	$170,300	$223,100 — 231,000	$261,100	$283,137	100.0%
Net Working Capital	10.0%	13.8%	12.2% — 11.7%	10.8%	13.78%	0.0%
Total Payout Percentage						153.3%
30% of Total Percentage						45.99%
(1)
Each of the NEOs, other than Mr. Clark, also has 25% of his or her target bonus opportunity tied to individualized annual objectives, which are assessed by the CEO (or, the committee, in the case of the CEO), and the proposed bonus amount is approved by the committee.

(2)
Mr. Bower’s financial performance is based upon the Winnebago Outdoors business unit and the financial performance metrics are weighted: (i) 40% Net Sales, (ii) 50% Operating Income and (iii) 10% Net Working Capital.

(3)	The first 6-month fiscal year OICP period is weighted at 30% of the overall OICP weighting.
Enterprise-Wide Financial Performance Metrics (75% of the OICP for Messrs. Happe and Hughes and Ms. Bogart) for the Second Six-Month Fiscal Year Period(1)(2)(3)
Proxy Statement for 2022 Annual Meeting 42

Metric	Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2022 Performance	Actual Payout % (Weighted)
Net Revenue	40.0%	$2,249,000	$2,593,000 — 2,698,800	$2,910,500	$2,637,258	40.0%
Operating Income	50.0%	$231,000	$302,100 — 314,200	$354,400	$312,495	50.0%
Net Working Capital	10.0%	12.7%	11.3% — 10.8%	9.9%	13.9%	0.0%
Total Payout Percentage						90.0%
30% of Total Percentage						27.0%
(1)
Each of the NEOs, other than Mr. Clark, also has 25% of his or her target bonus opportunity tied to individualized annual objectives, which are assessed by the CEO (or, the committee, in the case of the CEO), and the proposed bonus amount is approved by the committee.

(2)
Mr. Bower’s financial performance is based upon the Winnebago Outdoors business unit and the financial performance metrics are weighted: (i) 40% net revenue, (ii) 50% Operating Income and (iii) 10% Net Working Capital.

(3)	The second 6-Month Fiscal Year OICP period is weighted at 30% of the overall OICP weighting.
Enterprise-Wide Financial Performance Metrics (75% of the OICP for Messrs. Happe and Hughes and Ms. Bogart) for all Three Performance Periods - Total Financial Results(1)(2)(3)
Actual Total Financial Payout % (Weighted)
Total Fiscal Year Financial Performance Metrics Payout Percentage	123.3%
(1)
Each of the NEOs, other than Mr. Clark, also has 25% of his or her target bonus opportunity tied to individualized annual objectives, which are assessed by the CEO (or, the committee, in the case of the CEO), and the proposed bonus amount is approved by the committee.

(2)
Mr. Bower’s financial performance is based upon the Winnebago Outdoors business unit and the financial performance metrics are weighted: (i) 40% net revenue, (ii) 50% Operating Income and (iii) 10% Net Working Capital.

(3)	This represents the combined total payout results for the full-year performance period and the two 6-month performance periods.
When determining the level of actual performance for the OICP, the committee excluded the impact of certain events not contemplated when creating the initial targets. The Operating Income metric was adjusted for the impact of discretionary profit sharing awarded to employees for exceeding initial targets.
The committee then considered and reviewed the CEO’s evaluation of each eligible NEO’s performance, other than himself. It determined that each of the participating NEOs outperformed expectations and earned his or her individual performance goal opportunity at a level of 110% of target for Mr. Hughes, 110% of target for Ms. Bogart and 105% of target for Mr. Bower. The committee also determined, in its sole discretion, that Mr. Happe’s level of achievement of his individual objectives was 110% of target.
The following table reflects the fiscal 2022 year-end salary, target OICP percentage and dollar amounts, and actual OICP percentage and dollar amounts earned by the NEOs, each as approved by the committee. The calculated portion of the OICP payout related to achievement of the metrics set at the beginning of the fiscal year is reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
		Fiscal 2022 Target OICP		Fiscal 2022 Actual OICP
Name	Fiscal 2022 Eligible Earnings	% of Salary	Target Award	% of Target	Payout
Michael J. Happe	$1,000,000	N/A(1)	$1,200,000	120.0	$1,439,700
Bryan L. Hughes	550,000	85.0%	467,500	120.0	560,883
Stacy L. Bogart	490,000	80.0%	392,000	120.0	470,302
Huw S. Bower	566,400	85.0%	481,440	95.6	460,016
Donald J. Clark(2)	N/A	N/A	N/A	N/A	N/A
(1)	Mr. Happe’s target OICP is set at the listed target award amount and is not calculated as a percent of his eligible earnings.
(2)
Mr. Clark does not participate in the OICP. For fiscal 2022, Mr. Clark received an incentive bonus of $13,057,292 under the Grand Design MIP that he participates in, which is a 29% increase compared to his fiscal 2021 bonus, based on the strong performance of Grand Design during fiscal 2022. Mr. Clark’s incentive under such plan is calculated as 3.5% of the pretax net income of Grand Design (before taking into account any bonus payments thereunder).

Proxy Statement for 2022 Annual Meeting 43

Fiscal 2022 Equity Awards
We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between management objectives and shareholder long-term interests.
In fiscal 2022 we awarded long-term incentives under our 2019 Plan. We awarded equity in the form of annual LTIP performance share units, restricted stock units and stock options.
LTIP / Performance Share Units
Each year, the committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of performance shares of the Company’s common stock. The amount of an NEO’s performance share incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets as approved by the committee.
In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the committee. The committee has established financial measurements and weightings for each specific three-year plan (as set forth in the following chart).
For the fiscal 2022-2024 LTIP performance share units, the committee selected the following Company performance metrics for Messrs. Happe, Hughes and Bower and Ms. Bogart:
Metric	Weight
Incentive ROIC	50%
Incentive EPS	50%
The Incentive ROIC metric was adjusted for LTIP to exclude the following: (i) the net financial impacts of the Barletta acquisition, (ii) the costs associated with the acquisition of Barletta, and (iii) restructuring expenses. The Incentive EPS metric was adjusted from diluted EPS to exclude the following: (i) the pretax net financial impacts of the Barletta acquisition, (ii) pretax acquisition-related costs related to the Newmar and Barletta acquisitions, (iii) pretax earnout valuation adjustments related to the Barletta acquisition, (iv) pretax inventory step-up costs related to the Newmar acquisition, (v) pretax non-cash interest expense, (vi) pretax restructuring expenses, (vii) pretax debt-issuance write-off, (viii) the dilution impact of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance, and (ix) the tax impact of the aforementioned adjustments, as applicable.
Given the financial challenges of establishing a three-year performance plan in a cyclical industry, the challenge of which has been enhanced given the uncertain COVID-19 environment, the committee decided to split the fiscal 2022-2024 LTIP into four measurement periods. Each of these four measurement periods have the financial performance metrics described above with performance goals set at the beginning of the three-year performance period. The measurement periods and associated plan weighting are indicated below:
Measurement Period	Weight
Period 1: fiscal 2022 (financial performance measured against established fiscal 2022 financial plan)	25%
Period 2: fiscal 2022-2023 growth (financial performance measured against established fiscal 2022-2023 financial growth rates which contribute to overall fiscal 2022-2024 financial plan)	25%
Period 3: fiscal 2023-2024 growth (financial performance measured against established fiscal 2023-2024 financial growth rates which contribute to overall fiscal 2023-2024 financial plan)	25%
Period 4: fiscal 2022-2024 (financial performance measured against established fiscal 2024 financial plan)	25%
Following the completion of each of these measurement periods, the results are computed and the payout results are “banked” until the end of the fiscal 2024 performance period. Employees must be employed by the Company on the date of payout, following the end of the fiscal 2022-2024 performance period, to receive any payout. The number of performance shares that may be earned range from 0% to 200% of the target share amount.
Proxy Statement for 2022 Annual Meeting 44

Restricted Stock Units
NEOs were granted restricted stock units in fiscal 2022 that vest in three equal annual installments, beginning on the first anniversary of the grant date.
Stock Options
NEOs were granted stock options in fiscal 2022 that vest over three years in equal installments, beginning on the first anniversary of the grant date, and can be exercised over ten years.
Fiscal 2022 Awards
The target value of the equity incentive awards granted to the NEOs in fiscal 2022 was as follows:
	Annual Awards
Name	LTIP / Performance Shares (50%)(1)	Restricted Stock Units (35%)(2)	Stock Options (15%)	Fiscal 2022	Fiscal 2021	% Increase(1)
Michael J. Happe	$2,099,966	$1,469,999	$629,991	$4,199,956	$4,099,984(3)	2.4%
Bryan L. Hughes	412,495	343,784	123,749	880,028	866,252(3)	1.6
Stacy L. Bogart	330,782	280,514	99,212	710,508	665,979(3)	6.7
Huw S. Bower	509,779	356,860	152,918	1,019,557	2,140,010(4)	-52.4
Donald J. Clark(5)	N/A	1,958,594	N/A	1,958,594	1,011,923	93.6
(1)	To perform this calculation, we assumed that the LTIP/Performance Share awards for fiscal 2022 and fiscal 2021 were earned at target.
(2)	Mr. Hughes and Ms. Bogart each received an additional RSU grant, of $55,030 and $48,982, respectively, for their work on the Barletta Boats acquisition.
(3)	Messrs. Happe and Hughes and Ms. Bogart received a fiscal 2021 Performance Stock Unit award, which is valued at target value and included in the fiscal 2021 column.
(4)	Mr. Bower’s restricted stock unit award reflects a new hire stock buyout grant which has pro-rata vesting over three years.
(5)
Under the terms of his employment agreement, for fiscal 2022, Mr. Clark receives 15% of this Grand Design MIP award delivered in the form of restricted stock units. For fiscal 2021, Mr. Clark received 10% of his Grand Design MIP award in the form of restricted stock units.

Payout of the Fiscal 2020-2022 LTIP Cycle
For the fiscal 2020-2022 LTIP performance share units, the committee used the metrics of average Incentive ROIC and cumulative Incentive EPS, which are additional financial metrics separate from the metrics utilized under the OICP, as they provide another measurement of NEO effectiveness. The awards were determined based on our performance against these metrics. The payout scale provided for a minimum award of 0% of the shares granted and a maximum award of 200% of the shares granted. The table below reflects our performance against these metrics and the amount paid to eligible NEOs under the fiscal 2020-2022 LTIP performance share units:
Metric	Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2020-2022 Performance(1)	Actual Payout %
Three-year Average Incentive ROIC	50.0%	10.1%	12.0% - 13.2%	15.1%	18.0%	200.0%
Three-year Cumulative Incentive EPS	50.0%	$11.34	$13.47 - $14.89	$17.02	$23.47	200.0%
Total Payout Percentage						200.0%
(1)
When determining the level of actual performance for the fiscal 2020-2022 LTIP, the committee excluded the impact of certain events not contemplated when creating the initial targets. The Incentive ROIC metric was adjusted for LTIP to exclude the following: (i) the net financial impacts of the Barletta acquisition, (ii) the costs associated with the acquisition of Barletta, and (iii) restructuring expenses. The Incentive EPS metric was adjusted from diluted EPS to exclude the following: (i) the pretax net financial impacts of the Barletta acquisition, (ii) pretax acquisition-related costs related to the Newmar and Barletta acquisitions, (iii) pretax earnout valuation adjustments related to the Barletta acquisition, (iv) pretax inventory step-up costs related to the Newmar acquisition, (v) pretax non-cash interest expense, (vi) pretax restructuring expenses, (vii) pretax debt-issuance write-off, (viii) the dilution impact of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance, and (ix) the tax impact of the aforementioned adjustments, as applicable.

Proxy Statement for 2022 Annual Meeting 45

For the fiscal 2020-2022 LTIP performance share units, Messrs. Bower and Clark were not eligible to participate in the award. The target award and actual payout for the eligible participants is detailed below.
Name	Target Shares	Target Value(1)	Actual Shares	Actual Value(1)
Michael J. Happe	32,339	$1,550,008	64,678	$3,627,789
Bryan L. Hughes	5,818	278,857	11,636	652,663
Stacy L. Bogart	4,825	231,262	9,650	541,269
(1)
Target payout is valued at the closing market price of our common stock on the grant date as quoted on the NYSE, which was $47.93 (December 19, 2019). Actual payout is valued at the closing market price of our common stock on October 11, 2022, which was $56.09.

Benefits
Our NEOs are eligible to participate in the same benefit plans designed for all our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan
We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the 401(k) Plan), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation, and effective January 1, 2021, employees may defer a percentage of income that is part of their base salary and incentive pay (401(k) Eligible Compensation). Effective January 1, 2022, the Company matching contribution increased to $1.00 per $1.00 of employee contribution, up to 3% of 401(k) Eligible Compensation and $0.50 per $1.00 of employee contribution up to the next 2% of 401(k) Eligible Compensation (subject to IRS limits and 401(k) safe harbor considerations), subject to a two-year, pro-rata vesting period for those employees hired after January 1, 2018. Effective April 1, 2022, Grand Design employees became eligible for the 401(k) Plan. Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the Internal Revenue Code prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan)
Under the Executive Deferred Compensation Plan (Deferred Compensation Plan), executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The committee has determined that the Deferred Compensation Plan will have the same nominal investment options as the 401(k) Plan. The Company does not provide any matching contributions to the Deferred Compensation Plan.
Perquisites
We provide NEOs with limited perquisites that the committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
The perquisites provided to our NEOs include:
■	Executive Physical. To encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
Proxy Statement for 2022 Annual Meeting 46

■
Recreational Vehicle and Boat Use. Our executives, including NEOs, can use our recreational vehicles and boats on a periodic and temporary basis. We encourage the executive to have a first-hand understanding of the outdoor lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.

■	Car Allowance. A car allowance is provided as frequent travel is required.
■	Financial & Tax Planning. To address complex tax and financial situations, a tax and financial planning payment is provided.
Additional Compensation Policies
Stock Ownership Guidelines
The committee has adopted stock ownership guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. In addition, each executive is required to retain 50% of any after tax shares received from the vesting of awards or exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders.
We review our stock ownership guidelines on a periodic basis. The table below describes the current ownership guidelines for the NEOs. Each of our NEOs has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame.
	Stock Ownership Guideline
Name	% of Salary	Value
Michael J. Happe	500%	$5,000,000
Bryan L. Hughes	250%	1,375,000
Stacy L. Bogart	250%	1,225,000
Huw S. Bower	250%	1,416,000
Donald J. Clark	250%	1,000,000
Severance and Change in Control Arrangements
Employment Agreements
Mr. Happe and Mr. Clark are the only NEOs with individual employment agreements with the Company.
In December 2021, the committee completed a review of benchmarking data and market practices regarding executive officer severance outside of a change in control. Following that review, the committee approved, and Mr. Happe and the Company entered into an amended and restated employment agreement, which amended the pre-change in control severance benefits for Mr. Happe. If Mr. Happe is terminated by the Company without cause or terminates employment with the Company for good reason (as such terms are defined in his employment agreement), he is entitled to severance pay of two times his annual base salary, payable in installments over 24 months, and an amount equal to two times his target annual bonus plus the annual COBRA premium cost for Mr. Happe’s group medical, dental and vision insurance coverage, payable in a lump sum. Mr. Happe also is subject to one-year non-competition and non-solicitation covenants following termination of employment.
If Mr. Clark is terminated by the Company without cause or terminates employment with the Company for good reason (as such terms are defined in his employment agreement), he is entitled to severance pay of his base salary for 12 months and any earned but unpaid incentive bonus due under the Grand Design MIP through the fiscal quarter in which the termination occurred. Mr. Clark is subject to a non-compete and non-solicitation covenant that terminates one year from cessation of employment.
Proxy Statement for 2022 Annual Meeting 47

Executive Officer Severance Plan
In December 2021, in connection with the review of severance practices described above, the committee approved a new Winnebago Executive Officer Severance Plan (the Executive Severance Plan) that applies to all of the Company’s executive officers, including the NEOs, other than Messrs. Happe and Clark and provides severance benefits for eligible executives outside of a change in control of the Company. The Executive Severance Plan provides that, in the event of a termination of an eligible executive’s employment without cause or for good reason, the eligible executive would receive 12 months of salary continuation and a payment equal to the target annual inventive under the OICP (as well as annual COBRA premium cost).
Executive Change in Control Agreement
Each of the NEOs, including Mr. Happe and Mr. Clark, have also entered into an Executive Change in Control Agreement (CIC Agreement) with the Company.
The CIC Agreements generally provide that, in the event of a termination of the executive’s employment (for a reason other than death, disability, termination for cause or, under certain circumstances, a voluntary termination of employment by the executive) within two years of a change of control, such executive will receive a severance only relative to salary and target annual incentives under the OICP (as well as annual COBRA premium cost) at a 2x multiple (or 3x, in the case of Mr. Happe only). The CIC Agreement for Mr. Clark provides that the severance benefit payable would be capped at $3,000,000.
The committee believes these arrangements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group, and to facilitate a smooth transition in the event that an executive’s employment is terminated under circumstances covered by the arrangements. The committee also believes that the CIC Agreements reduce the executives’ interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change in Control-Executive Change in Control Agreements” below for additional detail.
Insider Trading and Hedging
The Company’s insider trading policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information (as defined in the policy) in securities trading. Additionally, our insider trading policy includes our policy on hedging and pledging, which is described in in the Corporate Governance section of this proxy statement under the heading “Anti-Hedging and Anti-Pledging.”
Clawback Policy
Our incentive compensation programs include “clawback” provisions for each of the OICP and LTIP programs, which, in part, provide for the recoupment of incentive compensation payouts if payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. In addition, our Executive Officer Incentive Compensation Recovery Policy (the Clawback Policy), provides for the recovery of incentive compensation from executive officers in certain circumstances. The Clawback Policy provides that the Company will require forfeiture or recovery of all or a portion of any incentive-based compensation awarded to an executive officer after the effective date of the policy in the event of certain financial restatements or certain misconduct.
Tax Considerations
Deductibility of Executive Compensation
Due to the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017, compensation paid in fiscal 2019 and later years to our NEOs in excess of $1 million is not deductible under Section 162(m) of the Internal Revenue Code of 1986 (the Code) unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. While our committee is mindful of the benefit to us of the deductibility, it believes that we should maintain flexibility in compensating our executive officers in a manner that best promotes our corporate objectives.
Proxy Statement for 2022 Annual Meeting 48

Section 409A of the Internal Revenue Code
Section 409A of the Code deals specifically with non-qualified deferred compensation plans. Although the Company makes no guarantees with respect to exemption from, or compliance with, Section 409A of the Code, we have designed all of our executive benefit plans and severance arrangements with the intention that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Code.
Compensation-Related Risk Assessment
Our committee has analyzed the potential risks arising from our compensation policies and practices and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.
Proxy Statement for 2022 Annual Meeting 49

Human Resources Committee Report
The Human Resources Committee of the Board has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this proxy statement.
Human Resources Committee:
John M. Murabito, Chair
Sara E. Armbruster
Robert M. Chiusano
Jacqueline D. Woods
Human Resources Committee Interlocks and Insider Participation
The current members of the Human Resources Committee, Mses. Armbruster and Woods and Messrs. Murabito and Chiusano, were not at any time during fiscal 2022 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Human Resources Committee during fiscal 2022.
Proxy Statement for 2022 Annual Meeting 50

Compensation Tables and Narrative Disclosure
Summary Compensation Table
The tables below contain compensation information for each of our NEOs for fiscal years 2022, 2021, and 2020.
Name and Principal Position	Fiscal Year	Salary(1)(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
Michael J. Happe President, CEO	2022	1,000,000	—	3,569,965	629,991	1,439,700	—	36,913	6,676,569
	2021	900,000	—	3,574,980	525,004	1,600,000	—	49,202	6,649,186
	2020	739,423	—	2,634,999	464,992	500,000	—	31,354	4,370,768
Bryan L. Hughes CFO; Senior Vice President, Finance, IT and Strategic Planning	2022	550,000	—	756,278	123,749	560,883	—	40,609	2,031,519
	2021	525,000	—	767,819	98,433	668,535	—	45,914	2,105,701
	2020	469,267	46,980	524,786	83,647	216,106	—	34,506	1,375,292
Stacy L. Bogart, Senior Vice President, General Counsel, Secretary and Corporate Responsibility	2022	490,000	—	611,296	99,212	470,302	—	40,990	1,711,800
	2021	460,000	—	590,072	75,907	483,782	—	40,601	1,650,362
	2020	440,500	—	437,217	70,283	163,500	—	28,183	1,139,683
Huw S. Bower(7) President, Winnebago Outdoors	2022	566,400	—	866,639	152,918	460,016	—	39,091	2,085,064
	2021	486,539	275,000	1,991,511	148,499	645,254	—	36,947	3,583,750
	2019	—	—	—	—	—	—	—	—
Donald J. Clark(8) President, Grand Design	2022	400,000	—	—	—	13,057,292(9)	—	12,200	13,469,492
	2021	400,000	—	—	—	10,119,386(10)	—	—	10,519,386
	2020	400,000	—	—	—	5,515,397(11)	—	—	5,915,397
(1)
Amounts for fiscal 2020 represent actual base salary paid during fiscal 2020. Effective from April 1, 2020 through the remainder of fiscal 2020, the base salary of each of our NEOs (with the exception of Messrs. Bower and Clark) was reduced by 15%, or, in the case of Mr. Happe, 25%. These temporary reductions were approved by the Board and were taken in response to the economic disruption created by COVID-19. These reductions in base salary did not impact the calculation of incentive compensation or equity awards.

(2)
For calendar years 2021 and 2022, Mr. Hughes elected to defer 10% of his annual base salary into the Executive Deferred Compensation Plan. For calendar year 2022, Mr. Bower elected to defer 5% of his annual base salary into the Executive Deferred Compensation Plan.

Proxy Statement for 2022 Annual Meeting 51

(3)	The table below illustrates the two categories of stock awards as presented above:
Name	Fiscal Year	Non- Performance- Based Restricted Stock Grant(a) ($)	Fiscal 2021 Performance Stock Units(b) ($)	LTIP / Performance Shares(c) ($)	Total Stock Awards ($)
Michael J. Happe	2022	1,469,999	—	2,099,966	3,569,965
	2021	1,224,990	599,989	1,750,001	3,574,980
	2020	1,084,991	—	1,550,008	2,634,999
Bryan L. Hughes	2022	343,783	—	412,495	756,278
	2021	229,675	210,004	328,139	767,818
	2020	245,929	—	278,857	524,786
Stacy L. Bogart	2022	280,514	—	330,782	611,296
	2021	177,093	159,983	252,997	590,073
	2020	205,955	—	231,262	437,217
Huw S. Bower(d)	2022	356,860	—	509,779	866,639
	2021	1,496,524	—	494,987	1,991,511
	2020	—	—	—	—
Donald J. Clark	2022	—	—	—	—
	2021	—	—	—	—
	2020	—	—	—	—
(a)
These amounts represent restricted stock and restricted stock units granted each computed in accordance with Accounting Standards Codification (ASC) 718. The grant date fair value of each of the awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
These amounts represent the grant date fair value computed in accordance with ASC 718 of the performance stock units specific to fiscal 2021. Assuming achievement of the maximum 200% of the target performance, the value of the PSUs would be: $1,199,979 for Mr. Happe; $420,009 for Mr. Hughes; and $319,966 for Ms. Bogart. Actual awards based upon performance against established performance metrics were at 200% of target, which vested 50% on October 12, 2021 and 50% on October 12, 2022.

(c)
These amounts represent the grant date fair value computed in accordance with ASC 718 of the LTIP / performance share awards. These amounts for fiscal 2022-2024 LTIP represent the values that are based on achievement of 100% of the target performance. Assuming achievement of the maximum 200% of target performance, the value of the fiscal 2022-2024 LTIP awards would be: $4,199,932 for Mr. Happe; $824,990 for Mr. Hughes; $661,564 for Ms. Bogart; and $1,019,558 for Mr. Bower. Assumptions used in the calculation of the amounts reported in this column are included in Note 14, Stock-Based Compensation Plans, of the Notes to the Consolidated Financial Statements included in our 2022 Form 10-K.

(d)	Mr. Bower joined the Company in October 2020. Mr. Bower received a new hire RSU award which is included in the Non-Performance-Based Restricted Stock Grant column for fiscal 2021.
(4)
The amounts shown represent the aggregate grant date fair values of the option grants. Assumptions used in the calculation of the amounts reported in this column are included in Note 14, Stock-Based Compensation Plans, of the Notes to the Consolidated Financial Statements included in our 2022 Form 10-K.

(5)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2020, 2021, and 2022 OICPs. In the case of Mr. Clark, these amounts do not represent award payouts under such OICPs, but instead represent award payouts under the pre-existing Grand Design MIP that he participates in. Mr. Hughes elected to defer 100% of his fiscal 2021 OICP that is eligible for deferral and 75% of his fiscal 2022 OICP that is eligible for deferral into the Executive Deferral Compensation Plan. Mr. Bower elected to defer 25% of his fiscal 2020 OICP that is eligible for deferral into the Executive Deferral Compensation Plan.

Proxy Statement for 2022 Annual Meeting 52

(6)	Amounts reported in this column for fiscal 2022 include the following:
Name	Tax and Financial Planning ($)	Car Allowance ($)	Life Insurance Premiums STD & LTD ($)	Other ($)	401(k) Match ($)	Total All Other Compensation ($)
Michael J. Happe	7,499	17,992	2,192	—	9,231	36,914
Bryan L. Hughes	7,728	17,992	1,927	—	12,200	40,610(a)
Stacy L. Bogart	9,192	17,992	1,607	—	12,200	40,991
Huw S. Bower	9,070	17,992	1,616	—	10,413	39,091
Donald J. Clark	—	—	—	—	12,200	12,200
(a)	The difference in the amount shown here and the sum of the other compensation elements included in this table reflects the amount paid for an executive physical.
(7)
Mr. Bower joined the Company in October 2020. He received a new hire stock award of 1,150,022 shares of restricted stock on October 12, 2020. He also received a sign-on bonus of $275,000 on October 12, 2020.

(8)
Under the terms of his amended employment agreement, Mr. Clark’s annual incentive plan payout under the Grand Design MIP paid out 85% in cash and 15% in restricted stock units. Both the cash and restricted stock units are reported under the Non-Equity Incentive Plan Compensation column. For fiscal 2021, Mr. Clark’s Grand Design MIP payout was 90% in cash and 10% in restricted stock units. For fiscal 2020, Mr. Clark’s Grand Design MIP payout was 95% in cash and 5% in restricted stock units.

(9)	The amount shown here includes $1,958,594 in restricted stock units awarded for fiscal 2022 performance pursuant to the Grand Design MIP.
(10)	The amount shown here includes $1,011,923 in restricted stock units awarded for fiscal 2021 performance pursuant to the Grand Design MIP.
(11)	The amount shown here includes $275,774 in restricted stock units awarded for fiscal 2020 performance pursuant to the Grand Design MIP.
Proxy Statement for 2022 Annual Meeting 53

Grants of Plan-Based Awards Table
The following table provides additional information relating to plan-based awards granted to our NEOs in fiscal 2022. All equity awards were granted under the 2019 Plan.
	Plan Name	Grant Date(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Happe	2019 Plan	10/12/21								20,669	75.59	629,991
	2019 Plan	10/12/21							19,447			1,469,999
	2022 OICP		300,000	1,200,000	2,400,000
	2022-2024 LTIP	10/12/21				6,945	27,781	55,562				2,099,966
Bryan L. Hughes	2019 Plan	10/12/21								4,060	75.59	123,749
	2019 Plan	10/12/21							4,548			343,783
	2022 OICP		116,875	467,500	935,000
	2022-2024 LTIP	10/12/21				1,364	5,457	10,914				412,495
Stacy L. Bogart	2019 Plan	10/12/21								3,255	75.59	99,212
	2019 Plan	10/12/21							3,711			280,514
	2022 OICP		98,000	392,000	784,000
	2022-2024 LTIP	10/12/21				1,094	4,376	8,752				330,782
Huw S. Bower	2019 Plan	10/12/21								5,017	75.59	152,918
	2019 Plan	10/12/21							4,721			356,860
	2022 OICP		120,360	481,440	962,880
	2022-2024 LTIP	10/12/21				1,686	6,744	13,488				509,779
Donald J. Clark(6)	2019 Plan	10/11/22							34,919			1,958,607
(1)
Fiscal 2022 OICP targets annual performance against goals established by the committee. Awards under the fiscal 2022 OICP are payable in cash. The threshold, target and maximum amounts presented above represent amounts that could have been earned by our NEOs for fiscal 2022 under the fiscal 2022 OICP.

(2)
Fiscal 2022-2024 LTIP refers to our performance shares. For each of the NEOs except for Mr. Clark, the threshold, target and maximum amounts under the fiscal 2022-2024 LTIP represent potential performance share amounts that are measured over a three-year performance period from August 29, 2021 through August 24, 2024.

(3)	Consists of restricted stock units that vest one-third each year on the anniversary of the grant date.
(4)
The grant date fair value per share of the restricted stock was $75.59. The Black-Scholes grant date fair value per option award was $30.48. The value for Mr. Clark reflects the portion of Mr. Clark’s fiscal 2022 Grand Design MIP payout that was settled in restricted stock units on October 11, 2022 based on the closing stock price of $56.09 per share on such date.

(5)	The committee approved the fiscal 2022 OICP and fiscal 2022-2024 LTIP performance shares on October 12, 2021, effective as of the beginning of fiscal 2022.
(6)
Mr. Clark is not eligible to participate in the OICP or LTIP; however he remains eligible to participate in the Grand Design MIP. The restricted stock units reported under All Other Stock Awards were issued in October 2022 in respect of the 15% of Mr. Clark’ s total fiscal 2022 Grand Design MIP that was settled in restricted stock units.

Proxy Statement for 2022 Annual Meeting 54

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement except for Mr. Happe and Mr. Clark as previously discussed. However, all NEOs are party to a CIC Agreement that provides the executive with two-year (or three-year, in the case of Mr. Happe or $3,000,000 in the case of Mr. Clark) severance benefits in the event he or she ceased to be employed by the Company within two years of a change in control, as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change in Control” below.
Base Salary
In general, the committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the Compensation Discussion and Analysis.
Stock Awards
Grants of restricted stock units and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary Compensation Table, begin vesting annually in increments of one-third beginning one year from the date of grant for restricted stock unit and stock option grants. Restricted stock unit grants and stock option awards are subject to earlier vesting in the event of a change in control or certain termination of employment scenarios, as set forth in the section “Potential Payments upon Termination or Change in Control” below.
Annual Incentive Plan
In addition to base salary, each NEO (other than Mr. Clark, who is eligible for a bonus as described in the Compensation Discussion and Analysis is eligible to receive), subject to the Company's achievement of certain financial performance metrics and the NEO's achievement of certain individual goals, a target annual incentive cash award equal to a percentage of his or her annual base salary, which is discussed in the Compensation Discussion and Analysis.
Long-Term Incentive Plans
This element of compensation, including payouts made in fiscal 2020, 2021, and 2022, is described in the Compensation Discussion and Analysis. Additionally, see the Compensation Discussion and Analysis for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding incentive compensation awards and allocations between short-term and long-term compensation. See also “Additional Compensation Policies” above for information regarding officer stock ownership guidelines.
Proxy Statement for 2022 Annual Meeting 55

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 27, 2022:
Name	Option Awards				Stock Awards		LTIP / Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)
Michael J. Happe	10,000	—(1)	16.67	01/18/26
	13,300	—(2)	27.89	10/11/26
	17,000	—(3)	35.50	12/13/26
	28,015	—(4)	44.40	10/18/27
	42,831	—(5)	31.70	10/15/28
	18,278	9,139(6)	47.93	12/17/29
	8,552	17,108(9)	54.49	10/13/30
	—	20,669(10)	75.59	10/12/31			32,339(12)	1,979,794
							32,116(13)	1,966,142
							11,011(14)	674,093
							27,781(15)	1,700,753
					7,545(6)	461,905
					14,989(9)	917,627
					19,447(10)	1,190,545
Bryan L. Hughes	8,373	—(4)	44.40	10/18/27
	11,438	—(5)	31.70	10/15/28
	3,288	1,644(6)	47.93	12/17/29
	1,603	3,208(9)	54.49	10/13/30
	—	4,060(10)	75.59	10/12/31
							5,818(12)	356,178
							6,022(13)	368,667
							3,854(14)	235,942
							5,457(15)	334,082
					1,357(6)	83,076
					352(7)	21,549
					2,811(9)	172,089
					3,820(10)	233,860
					728(11)	44,568
Stacy L. Bogart	9,823	—(5)	31.70	10/15/28
	2,728	1,363(6)	47.93	12/17/29
	1,236	2,474(9)	54.49	10/13/30
	—	3,255(10)	75.59	10/12/31
							4,825(12)	295,387
							4,643(13)	284,244
							2,936(14)	179,742
							4,376(15)	267,899
					1,126(6)	68,934
					306(7)	18,733
					2,167(9)	132,664
					3,063(10)	187,517
					648(11)	39,671
Huw S. Bower	2,419	4,839(9)	54.49	10/13/30
	—	5,017(10)	75.59	10/12/31
					10,878(8)	665,951
					4,240(9)	259,573
					4,721(10)	289,020
							9,084(13)	556,122
							6,744(15)	412,868
Donald J. Clark	—	—	—	—	3,375(9)	206,618	—	—
					13,387(10)	819,552
Proxy Statement for 2022 Annual Meeting 56

(1)
Represents stock option granted on January 18, 2016 as a new hire grant under the Company's 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the 2014 Plan), which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(2)
Represents stock option granted on October 11, 2016 as an annual grant under the 2014 Plan, which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(3)
Represents award granted on December 13, 2016 as a grant for the purchase of Grand Design RV, LLC under the 2014 Plan, which vested with respect to 33% of the shares covered by the option on each of the first three anniversaries of the grant date.

(4)
Represents award granted on October 18, 2017 as an annual stock or option grant under the 2014 Plan, which vested with respect to 33% of the shares covered by the stock or option grant on each of the first three anniversaries of the grant date.

(5)
Represents award granted on October 15, 2018 as an annual stock or option grant under the 2014 Plan, which will vest with respect to 33% of the shares on the first three anniversaries of the date of grant.

(6)
Represents award granted on December 17, 2019 as an annual stock or option grant under the 2019 Plan, which will vest with respect to 33% of the shares on the first three anniversaries of the date of grant.

(7)
Represents award granted on December 17, 2019, for work associated with the acquisition of Newmar Corporation, under the 2019 Plan, which will vest with respect to 33% of the shares covered by the stock award on each of the first three anniversaries of the date of grant.

(8)
Represents award granted on October 12, 2020 as a new hire grant under the 2019 Plan, which will vest with respect to 50% of the shares covered by the stock award on each of the first two anniversaries of the date of grant.

(9)
Represents award granted on October 13, 2020 as an annual stock or option grant under the 2019 Plan, which will vest with respect to 33% of the shares on each of the first three anniversaries of the date of grant.

(10)
Represents award granted on October 12, 2021 as an annual stock or option grant under the 2019 Plan, which will vest with respect to 33% of the shares on each of the first three anniversaries of the date of grant.

(11)
Represents award granted on October 12, 2021, for work associated with the acquisition of Barletta Boats, under the 2019 Plan, which will vest with respect to 33% of the shares on each of the first three anniversaries of the date of grant.

(12)
Represents fiscal 2020-2022 LTIP at target, under the 2014 Plan for the three-year performance period beginning August 26, 2019 and ending August 28, 2022. Settled shares are subject to a one-year holding period.

(13)
Represents fiscal 2021-2023 LTIP at target, under the 2019 Plan for the three-year performance period beginning September 1, 2020 and ending August 28, 2023. Settled shares subject to one year holding period.

(14)
Represents the unvested fiscal 2021 PSU awards under the 2019 Plan for the one-year performance period beginning September 1, 2020 and ended August 28, 2021. Shares vest 50% per year over the first two anniversaries of the date of grant.

(15)
Represents fiscal 2022-2024 LTIP at target, under the 2019 Plan for the three-year performance period beginning from August 29, 2021 through August 24, 2024. Settled shares subject to one year holding period.

(16)	Represents the value of unvested stock as of August 27, 2022 based on a closing stock price of $61.22.
(17)	Represents the value of unearned performance share awards at target as of August 27, 2022 based on a stock price of $61.22.
Option Exercises and Stock Vested Table
The following table provides the amounts received before payroll withholding taxes upon the exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael J. Happe	—	—	51,392	3,803,768
Bryan L. Hughes	—	—	13,737	1,018,849
Stacy L. Bogart	—	—	11,264	834,920
Huw S. Bower	—	—	12,997	982,782
Donald J. Clark	—	—	1,686	127,715
(1)
Valued at the closing market price of the Company's common stock of $75.59 (October 12, 2021), $75.75 (October 13, 2021), $69.99 (October 15, 2021), and $68.41 (December 17, 2021) as quoted on the NYSE on the vesting dates.

Proxy Statement for 2022 Annual Meeting 57

Nonqualified Deferred Compensation
The following table summarizes non-qualified deferred compensation by NEOs during fiscal 2022.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Huw S. Bower	17,972(1)	—	(8,121)	—	80,527(3)
Bryan L. Hughes	283,757(2)	—	(90,213)	—	768,514(4)
(1)	Represents Mr. Bower’s 2022 base salary deferral of 5%, which is included in the Salary column of the Summary Compensation Table.
(2)
Consists of $20,000, representing 10% of Mr. Hughes’ base salary in 2021 and $34,904, representing 10% of Mr. Hughes base salary in 2022, both of which are included in the Salary column of the Summary Compensation Table, and $228,853, representing 40.8% of Mr. Hughes’ annual incentive plan payout for fiscal 2022. The incentive plan is weighted 75% financial and 25% individual, of which only the financial and individual components tied to the 12-month fiscal period are eligible for deferral. The amount of the deferral is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)	Balance includes $70,675 of Mr. Bowers’ annual incentive payout for fiscal 2021 previously reported as Non-Equity Incentive Plan Compensation.
(4)
Balance includes (i) amounts from Mr. Hughes’ annual incentive payouts that were previously reported as Non-Equity Incentive Plan Compensation as follows: fiscal 2018 - $60,792, fiscal 2019 - $17,744, fiscal 2020 - $54,027, and fiscal 2021 - $363,867 and (ii) $52,500 of Mr. Hughes’ base salary for fiscal 2021 that was previously reported as Salary.

Potential Payments upon Termination or Change in Control
Executive Officer Severance Plan
In December 2021, the committee completed a review of benchmarking data and market practices regarding executive officer severance outside of a change in control. Following such review, the committee approved the Executive Officer Severance Plan (the Executive Severance Plan) that applies to all executive officers other than Mr. Happe and Mr. Clark. The Executive Severance Plan provides that, if an eligible executive is terminated by the Company (or an affiliate) without cause or terminates employment with the Company (and affiliates) for good reason (as such terms are defined in the Executive Severance Plan), the eligible executive would be entitled to receive: (a) severance pay equal to one times the executive’s annualized base salary as of the executive’s employment termination date, payable in substantially equal installments over the 12 months after the executive’s employment with the Company (or an affiliate) ends, and (b) an amount equal to one times the sum of (i) the executive’s annual target bonus, as in effect on the executive’s employment termination date, plus (ii) the annual COBRA premium cost for continuation of the executive’s then-current group medical, dental and vision insurance coverage, payable in a lump sum with the initial installment of severance pay. To receive benefits, the executive must sign a release agreement and otherwise comply with the terms of the Executive Severance Plan.
Executive Change in Control Agreements
In October 2018, the committee approved new CIC Agreements for certain executive officers including our NEOs (excluding Mr. Clark), in order to align the Company's practices with market standard practices among the Company's peers. These agreements became effective in November and December of 2018. Due to the unique nature of Mr. Clark's employment and compensation arrangements with the Company initially entered into in connection with the Grand Design acquisition, Mr. Clark's CIC Agreement was entered into effective as of September 1, 2019 in connection with his amended and restated employment agreement.
The purpose of the CIC Agreements is to reinforce and encourage executives to remain with the Company, to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. The CIC Agreements provide that in the event of a change of control of the Company, as that term is defined in the CIC Agreements, the executive (provided such change in control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within two years following a change in control of the Company (for a reason other than death, disability, termination for cause or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to two (or three, in the case of Mr. Happe) times the annual salary and target annual incentives (as well as annual COBRA premium cost). In the case of Mr. Clark, the total severance benefit would be capped at $3,000,000. This multiple was arrived at by the committee after an analysis of certain compensation peers’ change in control agreements at the time these CIC Agreements were initially developed.
Proxy Statement for 2022 Annual Meeting 58

Under the CIC Agreements, a “change in control” generally refers to the acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities, the Company's continuing directors ceasing to constitute a majority of its Board of Directors, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of the Company’s previous holders of voting securities beneficially own 50% or more of the combined voting power of the resulting entity in substantially the same proportions). A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.
The CIC Agreements also include a “net best” provision providing that the amount of any severance payments and benefits that the NEO otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made. The calculations in the table below do not reflect any reduction that may apply as a result of this provision.
Annual Incentive Plan Payments
A participant must be employed by the Company as of the bonus payment date to be eligible for annual incentive payments, except for a change in control as described below or as otherwise determined by the committee in its discretion upon retirement, disability and death.
In the event of a change in control (as defined in the applicable OICP), participants are entitled to receive payouts of awards within 15 days of the effective date of the change in control in an amount equal to the greater of the actual level of performance (if determinable) and target if the participant's employment is terminated and the award is not assumed by the successor or is otherwise discontinued.
2014 and 2019 Incentive Compensation Plan Payments
Long-Term Incentive Program and Performance Share Units
In the event of a change of control (as defined in the applicable plan or award agreement) participants are entitled to receive awards no later than the 15th day of the third calendar month following the effective date of the change in control. For fiscal 2019 and later, the amount paid is the pro rata portion of the greater of the actual level of performance (if determinable) or target. Payment is dependent upon participant's involuntary termination of employment for reasons other than Cause (as defined in the applicable plan or award agreement) or participant’s termination of employment for Good Reason (as defined in the applicable plan or award agreement), in either cause, within 24 months following a change in control. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except in cases of: death and termination due to disability (which each would result in a payment at target or, in the discretion of the committee, based on actual results), or a change in control as described above or as waived by the committee. In addition, for awards granted in fiscal 2022 and later, if, due to retirement (as defined in the applicable plan or award agreement), a participant’s employment terminates at least 12 months after the grant date but before the end of the performance period, the participant’s award will remain outstanding and eligible to vest as scheduled, and the participant is entitled to receive an award equal to the award he or she would have received if had he or she not retired.
Restricted Stock and Restricted Stock Units
Pursuant to award agreements entered into by each NEO, unvested awards of restricted stock or restricted stock units will immediately vest to NEOs if the NEO's termination of employment is due to his or her death or disability (as defined in the applicable plan) or, beginning in fiscal 2022 and later, his or her retirement (as defined in the applicable plan); provided such retirement occurs at least 12 months after the grant date.
In addition, any unvested restricted stock units vest upon the occurrence of a participant’s involuntary termination following a change in control (as defined in the applicable plan or award agreement) for reasons other than Cause (as defined in the applicable plan or award agreement) or participant’s termination of employment for Good Reason (as defined in the applicable plan or award agreement), in either case, within 24 months following a change in control. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any unvested awards held by such grantee will terminate and thereafter be null and void.
Proxy Statement for 2022 Annual Meeting 59

Stock Options
Pursuant to the stock option agreements entered into by certain of our NEOs, unvested options awarded beginning in fiscal 2019 under the 2014 Plan or the 2019 Plan, as applicable, vest after a participant's involuntary termination for reasons other than Cause (as defined in the applicable plan or award agreement) or participant’s termination of employment for Good Reason (as defined in the applicable plan or award agreement), in either cause, within 24 months following a change in control (as defined in the applicable plan or award agreement). In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:
■	if the NEO's termination of employment is due to his or her death or disability, the stock options become vested in full and immediately exercisable for a period of one year after termination;
■
if the NEO's termination of employment is due to his or her death, the options will become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of ten years after any stock option grant date for non-qualified stock options (or in the case of options granted beginning fiscal 2019 or thereafter, for a period of one year after death); and

■
in the case of options granted beginning fiscal 2022 or after, if the NEO’s termination of employment is due to his or her retirement (as defined in the applicable plan or award agreement) and such retirement occurs at least 12 months after the grant date, the options will become vested in full and immediately exercisable by the NEO for a period of one year after retirement.

In the event that a NEO ceases to be employed by the Company other than because of a change in control, disability, death or retirement, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate.
In the case of each award type above, if the award is not assumed or replaced in a change of control, the award will vest in full (in the case of any performance-based award, the award will vest as to a pro-rata portion of the greater of the actual level of performance (if determinable) or target.
Proxy Statement for 2022 Annual Meeting 60

Estimated Change in Control or Termination Payments and Benefits at the End of Fiscal 2022
The following table reflects the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 27, 2022, at the executive's compensation and service levels as of that date and are estimates of the amounts that would be payable to the NEOs in each scenario. The amounts do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's common stock and the executive's age.
Name	Severance(1) ($)	Annual or Management Incentive Plan(2) ($)	LTIP / Performance Shares(3) ($)	Restricted Stock- Unvested and Accelerated(4) ($)	Stock Options- Unvested and Accelerated(5) ($)
Michael J. Happe
Retirement(6) or Voluntary Separation	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Termination without Cause/Good Reason	4,433,928	—	—	—	—
Change of Control(7):
Without Termination	—	—	—	—	—
Termination without Cause/Good Reason	6,650,892	1,439,700	8,300,575	2,570,077	236,594
Death or Disability	—	—	8,300,575	2,570,077	236,594
Bryan L. Hughes
Retirement(6) or Voluntary Separation	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Termination without Cause/Good Reason	1,038,768	—	—	—	—
Change of Control(7):
Without Termination	—	—	—	—	—
Termination without Cause/Good Reason	2,077,535	560,883	1,651,042	555,143	43,439
Death or Disability	—	—	1,651,042	555,143	43,439
Stacy L. Bogart
Retirement(6) or Voluntary Separation	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Termination without Cause/Good Reason	882,000	—	—	—	—
Change of Control(7):
Without Termination	—	—	—	—	—
Termination without Cause/Good Reason	1,764,000	470,302	1,322,658	447,518	34,764
Death or Disability	—	—	1,322,658	447,518	34,764
Proxy Statement for 2022 Annual Meeting 61

Name	Severance(1) ($)	Annual or Management Incentive Plan(2) ($)	LTIP / Performance Shares(3) ($)	Restricted Stock- Unvested and Accelerated(4) ($)	Stock Options- Unvested and Accelerated(5) ($)
Huw S. Bower
Retirement(6) or Voluntary Separation	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Termination without Cause/Good Reason	1,066,769	—	—	—	—
Change of Control(7):
Without Termination	—	—	—	—	—
Termination without Cause/Good Reason	2,133,538	460,016	968,990	1,214,544	32,566
Death or Disability	—	—	968,990	1,214,544	32,566
Donald J. Clark
Retirement(6) or Voluntary Separation	—	—	—	—	—
Involuntary Termination for Cause	—	—	—	—	—
Termination without Cause/Good Reason	2,358,594	—	—	—	—
Change of Control(7):
Without Termination	—	—	—	—	—
Termination without Cause/Good Reason	3,000,000	—	—	1,026,170	—
Death or Disability	—	—	—	1,026,170	—
(1)
For Mr. Happe, the Involuntary Termination without Cause or Termination for Good Reason before a Change in Control reflects two years of base salary, annual target incentive, and annual premium cost of COBRA. For Mr. Clark, the Involuntary Termination without Cause or Termination for Good Reason before a Change in Control reflects one year of base salary and the equity portion of the Grand Design MIP due.. For Messrs. Hughes, Bower, and Ms. Bogart, the Involuntary Termination without Cause or Termination for Good Reason before a Change in Control reflects one year of base salary, annual target incentive, and annual premium cost of COBRA. For all NEOs (except Mr. Clark), the Change in Control severance equals an amount equal to two times (or three times in the case of our CEO) base salary and annual target incentive, and annual premium cost of COBRA. In the case of Mr. Clark, the total severance benefit for a Change in Control termination is capped at $3,000,000.

(2)	Represents the NEOs' actual annual incentive payout pursuant to the 2022 OICP (other than Mr. Clark).
(3)
Represents the LTIP incentive achieved pursuant to the fiscal 2020-2022 LTIP and the target amount payable under the fiscal 2021-2023 LTIP and the fiscal 2022-2024 LTIP. Valuation is based on our closing stock price of $61.22 per share, on August 27, 2022. Actual payouts will depend on, among other things, whether or not awards are assumed or replaced, the type of change in control transaction and, in some cases, whether the payout will occur at target or actual based on the situation at the time, all as explained in the narrative preceding the table.

(4)	Represents the intrinsic value of unvested stock grants based on our closing stock price of $61.22 per share on August 27, 2022, the last day of fiscal 2022.
(5)	Represents the intrinsic value of unvested and accelerated stock options based on our closing stock price of $61.22 per share on August 27, 2022, the last day of fiscal 2022.
(6)
Retirement under certain of the 2014 Plan award agreements is defined as attaining age 60 and five or more years of service with the Company. Retirement under the 2019 Plan awards, granted prior to October 2021, does not trigger automatic acceleration of such awards. For grants beginning in October 2021, retirement is defined as attaining age 55 and 10 or more years of service with the Company, or age 65. In the event of a voluntary termination upon meeting this definition of retirement, vesting of wards granted at least one year prior to the date of retirement will accelerate.

(7)
The term “Change of Control” as used here is the term as defined in the 2014 Plan applicable to all awards granted prior to the fiscal 2019 equity awards. Beginning with our fiscal 2020 equity awards, under the 2019 Plan, the definition of “Change in Control” was updated to include, among other things, a double trigger mechanism.

Proxy Statement for 2022 Annual Meeting 62

CEO Pay Ratio Disclosure
For fiscal 2022, we calculated the ration of the annual total compensation of our principal executive officer (PEO), who is Mr. Happe, our President and CEO, to the annual total compensation of our median employee, as described below.
As of our measurement date of August 27, 2022, our employee population including all full-time, part-time and temporary workers, consisted of approximately 7,445 individuals, all of whom worked in the United States.
To identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates.
■
We compared the payroll data for our employee population described above (minus our PEO) using a compensation measure consisting of base pay related wages and incentive pay paid during fiscal 2022. Base pay related wages includes the amount of base salary the employee received during the year and all other pay elements related to base pay including, but not limited to, holiday pay, paid time off, overtime and shift differentials. We also included cash bonuses and commissions paid during the fiscal year, but we excluded equity grants and any adjustments for the value of benefits provided.

■	We annualized the base pay related wages and incentive pay of all full-time and part-time employees who were hired by the Company and its subsidiaries between August 29, 2021 and August 27, 2022.
■	Based upon base pay related wages and cash incentive pay of each employee, we identified a median employee and calculated that employee’s annual total compensation.
■
We determined annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our PEO for purposes of the Summary Compensation Table disclosed above.

This resulted in the median employee’s annual total compensation as shown below.
Annual Total Compensation of Median Employee	$76,084
Annual Total Compensation of PEO (Mr. Happe)	$ 6,676,569
Based on this information for fiscal 2022, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 88 to 1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio reported above.
Proxy Statement for 2022 Annual Meeting 63

Equity Compensation Plan Information
Information with respect to shares of our common stock that may be issued under our existing equity compensation plans as of August 27, 2022 are as follows:
	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity compensation plans approved by shareholders – 2004 Plan	6,500(3)	—	—
Equity compensation plans approved by shareholders – 2014 Plan	240,949(4)	34.54	—
Equity compensation plans approved by shareholders – 2019 Plan	601,702(5)	58.47	2,530,374(6)
Equity compensation plans approved by shareholders – ESPP	—(7)	—	62,352(8)
Equity compensation plans not approved by shareholders(9)	43,071(10)	—	—(11)
Total	892,222		2,592,726
(1)	Number of securities to be issued in the table are shown in whole numbers.
(2)	Represents the weighted average exercise price of outstanding stock options only. Restricted share awards do not have an exercise price so weighted average is not applicable.
(3)	Represents unvested share awards granted under the 2004 Incentive Compensation Plan (2004 Plan). No new grants may be made under the 2004 Plan.
(4)	Represents stock options and unvested stock awards granted under the 2014 Plan. The 2014 Plan replaced the 2004 Plan effective January 1, 2014.
(5)	Represents stock options and unvested stock awards granted under the 2019 Plan, which replaced the 2014 Plan effective on December 11, 2018.
(6)	Represents shares available for grant of awards under the 2019 Plan as of August 27, 2022.
(7)	Represents unvested stock awards granted under the Winnebago Industries, Inc. Employee Stock Purchase Plan (ESPP).
(8)	Represents shares available for issuance under the ESPP as of August 27, 2022.
(9)
Our sole equity compensation plan not previously submitted to our shareholders for approval is the Directors' Deferred Compensation Plan. The Board may terminate the Directors' Deferred Compensation Plan at any time. If not terminated earlier, the Directors' Deferred Compensation Plan will automatically terminate on June 30, 2023.

(10)
Represents shares of common stock issued to a trust which underlie stock units, payable on a one-for-one basis, credited to stock unit accounts as of August 27, 2022 under the Directors' Deferred Compensation Plan.

(11)
The table does not reflect a specific number of stock units which may be distributed pursuant to the Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan does not limit the number of stock units issuable thereunder. The number of stock units to be distributed pursuant to the Directors' Deferred Compensation Plan will be based on the amount of the director's compensation deferred and the per share price of our common stock at the time of deferral.

Proxy Statement for 2022 Annual Meeting 64

Proposal 3 – Ratification of the Appointment of Independent Registered Public Accountant for the Fiscal Year Ending August 26, 2023
Deloitte & Touche LLP (Deloitte) was appointed by the Audit Committee as our independent registered public accountant for the fiscal year ending August 26, 2023. We are asking our shareholders to ratify the appointment of Deloitte, who has served as our independent registered public accountant for over 25 years. Representatives of the firm will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to any shareholder questions that may be asked. For a description of the fees for services rendered by Deloitte in fiscal 2021 and fiscal 2022, and a description of our policy regarding the approval of independent registered public accountant provision of audit and non-audit services, see “Independent Registered Public Accountant’s Fees and Services” below.
Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting at which a quorum is present.

✔
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 26, 2023.

Proxy Statement for 2022 Annual Meeting 65

Report of the Audit Committee
The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct.
Management is responsible for the financial statements and the reporting process, including the system of internal controls.
We retained PricewaterhouseCoopers LLP (PwC) to act as our internal audit function. In this role, PwC assisted management with completing its assessment of our internal controls over financial reporting by testing and reviewing our internal control processes. Deloitte, our independent registered public accountant, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and an assessment of our internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB).
The Audit Committee reviews the Company's financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company's audited financial statements to be included in the 2022 Form 10-K with management and the independent accountants. The Audit Committee reports as follows:
■	The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 27, 2022 with the Company’s management.
■	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
■
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussion referred to in the bullet points above, the Audit Committee recommended to the Board that the audited financial statements be included in our 2022 Form 10-K, for filing with the SEC.
The Audit Committee
Richard D. Moss, Chair
Christopher J. Braun
Kevin E. Bryant
William C. Fisher
The foregoing report of our Audit Committee will not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.
Proxy Statement for 2022 Annual Meeting 66

Independent Registered Public Accountant’s Fees and Services
The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual financial statements for fiscal years ended August 27, 2022 and August 28, 2021, and fees billed for other services rendered by Deloitte during those periods.
	Fiscal 2022 ($)	Fiscal 2021 ($)
Audit Fees(1)	1,667,000	1,528,000
Audit-Related Fees(2)	32,000	34,000
Tax Fees(3)	—	—
All Other Fees	—	—
Total	1,699,000	1,562,000
(1)
Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, review of our interim financial information and review of other SEC filings.

(2)	Represents fees for professional services provided for the audit of our benefit plan and due diligence services.
(3)	Represents fees for professional services related to tax compliance and tax planning.
The Audit Committee considered whether the provision of tax, benefit plan audit and all other accounting consulting services by Deloitte are compatible with maintaining its independence and concluded that the independence of Deloitte is not compromised by the provision of such services.
Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-audit Services
The Audit Committee charter requires the committee to pre-approve the audit and non-audit fees and services that may be provided by Deloitte, our independent registered public accountant, to us. The Audit Committee consults with management but does not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the committee, who then informs the entire committee of the engagement of such services. The Audit Committee pre-approved under that policy all of the audit and non-audit fees and services provided by Deloitte for fiscal 2022 and 2021.
Proxy Statement for 2022 Annual Meeting 67

Security Ownership of Certain Beneficial Owners and Management
The following table contains information with respect to the ownership of common stock by each person known to us who is the beneficial owner of more than 5% of our outstanding common stock. This information is based on ownership reported as of October 18, 2022 according to SEC filings of the beneficial owners listed below unless more recent information was appropriate to be used.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Common Stock(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,191,121 shares of common stock(2)	17.02%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,469,407 shares of common stock(3)	8.09%
Cooke & Bieler LP 2001 Market Street Suite 4000 Philadelphia, PA 19103	2,075,467 shares of common stock(4)	6.81%
(1)	Based on 30,491,649 outstanding shares of common stock on October 18, 2022.
(2)
Based on information provided in a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc., a parent holding company. BlackRock reported that it has sole voting power of 5,135,052 shares and sole dispositive power of 5,191,121 shares.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, an investment adviser. The Vanguard Group reported that it has shared voting power over 63,988 shares, sole dispositive power over 2,377,717 shares and shared dispositive power over 91,690 shares.

(4)
Based on information provided in a Schedule 13G/A filed with the SEC on February 11, 2022 by Cooke & Bieler LP, an investment adviser. Cooke & Bieler reported that it has shared voting power over 1,428,178 shares and shared dispositive power over 2,075,467 shares.

Proxy Statement for 2022 Annual Meeting 70

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock, as defined in Rule 13d-3 under the Exchange Act, at October 18, 2022 for (i) each of our directors and director nominees, (ii) each NEO in the summary compensation table, and (iii) all current executive officers and directors as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.
Name	Shares of Common Stock Owned Outright(1)	Exercisable Stock Options(2)	Winnebago Stock Units(3)	Total Shares of Common Stock Owned Beneficially	% of Common Stock(4)
Sara E. Armbruster	5,253	—	—	5,253	(5)
Stacy L. Bogart	32,856	17,472	—	50,328	(5)
Huw S. Bower	19,177	6,510	—	25,687	(5)
Christopher J. Braun	21,357	—	—	21,357	(5)
Kevin E. Bryant	2,222	—	—	2,222	(5)
Robert M. Chiusano	34,317	—	27,290	61,607	(5)
Donald J. Clark	718,294	—	—	718,294	2.33%
William C. Fisher	23,410	—	7,851	31,261	(5)
Michael J. Happe	158,473	162,557	—	321,030	(5)
Bryan L. Hughes	44,453	29,303	—	73,756	(5)
David W. Miles	16,357	—	5,445	21,802	(5)
Richard D. Moss	14,757	—	—	14,757	(5)
John M. Murabito	13,457	—	—	13,457	(5)
Jacqueline D. Woods	2,222	—	1,508	3,730	(5)
Directors and executive officers as a group (18 persons)	1,191,919	277,092	42,094	1,514,569	4.92%
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days or have vested but have not yet been distributed: 7,545 shares for Mr. Happe, 1,709 shares for Mr. Hughes, 1,432 for Ms. Bogart, and 3,513 shares in total for all non-NEO executive officers as a group.

(2)	Includes shares underlying stock options that are currently exercisable or become exercisable within 60 days.
(3)
Winnebago Stock Units held under our Directors' Deferred Compensation Plan as of October 18, 2022 (see further discussion of the plan in the Director Compensation section). These units are vested and will be settled 100% in common stock upon the earliest of the following events: director's termination of service, death or disability or a change in control of the Company, as defined in the plan.

(4)	Based on 30,491,649 outstanding shares of common stock on October 18, 2022.
(5)	Less than 1%.
Proxy Statement for 2022 Annual Meeting 71

Voting Information
Internet Availability of Proxy Materials
As permitted by “Notice and Access” rules adopted by the SEC, our proxy materials are furnished to shareholders on the Internet, rather than mailing paper copies to each shareholder. If you received a Notice of Internet Availability of Proxy Materials (the Notice) by mail, you will not receive a paper copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials, follow the instructions in the Notice. The Notice will be mailed to shareholders on or about October 31, 2022.
Shareholders Entitled to Vote
The Board set October 18, 2022 as the record date for the Annual Meeting. This means that our shareholders as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date, 30,491,649 shares of our common stock were outstanding. The common stock is the only class of securities entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to one vote.
Quorum for the Annual Meeting
A majority of the outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.
How to Vote
Whether or not you expect to attend the Annual Meeting, please carefully review the proxy materials and follow the instructions below to cast your vote.
Shares Registered in Your Name
By submitting voting instructions for shares registered in your name before the Annual Meeting, you are appointing a proxy to vote these shares. You may vote in one of the following ways (additional details about each of these voting methods is provided on page 2):
■
Voting by Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice. To vote by the Internet, go to www.proxyvote.com and follow the instructions to record your vote. To vote by telephone call 1-800-690-6903. To vote by the Internet or telephone, you will need your 16-digit control number included with the Notice.

■	Voting by Proxy Card. If you obtained a paper copy of the proxy materials, you may vote by completing, signing, dating and returning the proxy card in the enclosed postage pre-paid envelope.
■
Voting during the Annual Meeting. You may also vote by attending the Annual Meeting and voting via the online meeting platform. To vote online during the Annual Meeting, you will need your 16-digit control included with the Notice.

Whichever voting method you choose, all properly submitted voting instructions will be voted at the Annual Meeting according to the instructions given, provided they are received prior to the applicable deadlines. If you submit a proxy card without voting instructions, your shares will be voted in accordance with the Board’s recommendations described in this proxy statement.
Proxy Statement for 2022 Annual Meeting 72

Shares Held in Street Name
If your shares are held in the name of a broker or bank (that is, in “street name”), refer to the instructions provided by your broker or bank regarding how to vote your shares. If you do not return voting instructions to your broker or bank by its deadline, your shares may be voted by your broker or bank on Proposal 3, but not the other proposals described in this proxy. Broker non-votes will not be considered in connection with Proposals 1 and 2.
Revoking a Proxy or Voting Instructions
You may revoke your proxy or change your vote at any time before the Annual Meeting by:
■
Submitting a new, later-dated proxy by (1) following the Internet voting instructions; (2) following the telephone voting instructions; or (3) completing, signing, dating and returning a new proxy card;

■	Giving written notice before the vote to our Secretary, stating that you are revoking your proxy; or
■	Attending the Annual Meeting and voting via the online voting platform.
To revoke your proxy by Internet or telephone, you must do so by 12:00 p.m. Central Standard Time on December 12, 2022. Attending the Annual Meeting will not, by itself, revoke your proxy.
Other Information
Forward-looking Information
Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance.
These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 27, 2022 filed with the SEC for a list of such factors.
Proxy Statement for 2022 Annual Meeting 73

Other Matters
The Board is not aware of any matters expected to come before the Annual Meeting other than those described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxies received will be voted with the best judgment of the persons designated to vote the proxies.
Fiscal 2023 Shareholder Proposals
To be considered for inclusion in our proxy statement for the 2023 annual meeting, shareholder proposals other than a director nomination must comply with Rule 14a-8 under the Exchange Act and must be submitted in writing and received by us no later than July 3, 2023 at our principal executive offices, addressed to the Secretary.
A shareholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 or a shareholder nomination of a director candidate may be brought before the 2023 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements of our bylaws. Notice of such proposal or nomination must be addressed to the Secretary at our principal executive offices and received no later than September 14, 2023 and no earlier than August 15, 2023.
In addition, to comply with the SEC’s universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than October 14, 2023. However, this date does not supersede any of the requirements or timing required by our bylaws.
It is also possible that certain other deadlines would apply under either the Exchange Act rules or our bylaws if, for example, the date of our 2023 annual meeting differs from the anniversary of the 2022 Annual Meeting by more than the number of days specified in the Exchange Act rules or our bylaws, as applicable.
A copy of our bylaws may be obtained by written request to: Winnebago Industries, Inc., Attn: Senior Vice President, General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Eden Prairie, Minnesota 55347.
Proxy Statement for 2022 Annual Meeting 74

Proxy Solicitation Costs
We will pay the cost of soliciting proxies. Proxies will be solicited primarily through the Internet and the use of mail. Our directors and employees (without additional compensation) may also solicit proxies in person, by telephone or email. We will reimburse brokers, banks, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of Winnebago Industries stock.
Annual Report
Our Annual Report for the fiscal year ended August 27, 2022 is available on our website at www.winnebagoind.com in the “Investors” section. The financial statements contained in the Annual Report are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this proxy statement by reference. You may also request a free copy of our Annual Report and proxy statement by writing to Winnebago Industries, Inc., Attn: Senior Vice President, General Counsel, Secretary and Corporate Responsibility, 13200 Pioneer Trail, Eden Prairie, Minnesota 55347.
By Order of the Board of Directors

October 31, 2022
Stacy L. Bogart
Senior Vice President - General Counsel, Secretary and Corporate Responsibility
Proxy Statement for 2022 Annual Meeting 75

WINNEBAGO
INDUSTRIES

13200 Pioneer Trail
Eden Prairie, MN 55347
T (952) 303-6368

www.winnebagoind.com

WINNEBAGO INDUSTRIES

WINNEBAGO INDUSTRIES, INC.
ATTN: BROOKE ZINTER
13200 PIONEER TRAIL
EDEN PRAIRIE, MN 55347

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WGO2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Kevin E. Bryant 02) Richard D. Moss 03) John M. Murabito

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Act on any other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000580182_1 R1.0.0.39

WINNEBAGO
INDUSTRIES

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, December 13, 2022

4:00 p.m. Central Standard Time

Virtual Meeting www.virtualshareholdermeeting.com/WGO2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com

WINNEBAGO INDUSTRIES, INC.
Annual Meeting of Shareholders
December 13, 2022 4:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stacy L. Bogart and Michael J. Happe, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held virtually at www.virtualshareholdermeeting.com/WGO2022 on the 13th day of December, 2022, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000580182_2 R1.0.0.39